As filed with the Securities and Exchange Commission on November 9, 2001
                      Registration Statement No. 333-53658
===============================================================================

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                      ------------------------------------
                   POST EFFECTIVE AMENDMENT NO. 1 TO FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                      ------------------------------------

                             WORLD DIAGNOSTICS INC.
                 (Name of Small Business Issuer in its Charter)

          Delaware                          541990                       65-0742342
          --------                          ------                       ----------
  (State or jurisdiction of        (Primary Standard Industrial       (I.R.S. Employer
incorporation or organization       Classification Code Number)      Identification No.)

  16250 N.W. 59th Avenue, Suite 208, Miami Lakes, Florida 33014 (305) 827-3304
  ----------------------------------------------------------------------------
          (Address and telephone number of principal executive offices)

                              Ken Peters, President
                             World Diagnostics Inc.
                        16250 N.W. 59th Avenue, Suite 208
                           Miami Lakes, Florida 33014
                                 (305) 827-3304
            (Name, address and telephone number of agent for service)

                        Copies of all communications to:

                                David Lubin, Esq.
                           Zysman, Aharoni, Gayer LLP
                              225 West 34th Street
                               New York, NY 10022
                                 (212) 563-6990

         Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]


                         CALCULATION OF REGISTRATION FEE

------------------------- ---------------------- ----------------------- ---------------------- -------------------
TITLE OF EACH CLASS OF    AMOUNT TO BE           PROPOSED MAXIMUM        PROPOSED MAXIMUM       AMOUNT OF
SECURITIES TO BE          REGISTERED             OFFERING PRICE PER      AGGREGATE OFFERING     REGISTRATION FEE
REGISTERED                                       SHARE (1)               PRICE (1)
------------------------- ---------------------- ----------------------- ---------------------- -------------------
COMMON STOCK, PAR VALUE   2,766,226              $.703                   $1,944,656.87          $563.59
$0.001

------------------------- ---------------------- ----------------------- ---------------------- -------------------
COMMON STOCK, PAR VALUE   2,250,000              $1.375                  $3,093,750             $773.44
$0.001 (2)

------------------------- ---------------------- ----------------------- ---------------------- -------------------
COMMON STOCK, PAR VALUE   2,250,000              $1.625                  $3,656,250             $914.06
$0.001 (3)
------------------------- ---------------------- ----------------------- ---------------------- -------------------
CLASS A WARRANTS          2,250,000 WARRANTS     0                       0                      0
------------------------- ---------------------- ----------------------- ---------------------- -------------------
CLASS B WARRANTS          2,250,000 WARRANTS     0                       0                      0
------------------------- ---------------------- ----------------------- ---------------------- -------------------
TOTAL                     7,266,226                                                             $2,251.09(4)
------------------------- ---------------------- ----------------------- ---------------------- -------------------

(1) Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(A) based on the average of the closing bid and asked price for our common stock, $.001 Par Value as reported on the Nasdaq OTC Bulletin Board on January 9, 2001. With respect to the shares issuable upon exercise of the warrants, the registration price per share is based on the exercise price of the warrants.

(2) Represents the shares of common stock issuable upon exercise of the Class A Warrants.

(3) Represents the shares of common stock issuable upon exercise of the Class B Warrants.

(4) The registration fee was previously paid by the registrant in connection with the Form SB-2, Registration Statement No. 333-53658.
--------------------
         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                  SUBJECT TO COMPLETION, DATED NOVEMBER   , 2001

                             WORLD DIAGNOSTICS INC.

                        7,266,226 SHARES OF COMMON STOCK
                     2,250,000 CLASS A COMMON STOCK WARRANTS
                     2,250,000 CLASS B COMMON STOCK WARRANTS

===============================================================================

    The selling securityholders of World Diagnostics Inc. listed on pages
    26 through 30 of this prospectus are selling up to the following amounts of shares of our common stock and warrants to purchase shares of our common stock:

    o  2,766,226 shares currently owned,

    o  2,250,000 Class A Warrants, at an exercise price of $1.375 per share,

    o  2,250,000 Class B Warrants at an exercise price of $1.625 per share, and

    o 4,500,000 shares issuable upon the exercise of all 4,500,000 Class A and Class B Warrants.

         This Post-Effective Amendment to Form SB-2 amends the Registrant's Registration Statement on Form SB-2 as previously declared effective on March 28, 2001 (the "Registration statement"), with respect to the sale of such securities.

         We will not receive any of the proceeds from the sale of common stock by the selling securityholders, but we will receive all of the proceeds from the exercise of the warrants if and to the extent that any of the warrants are exercised.

         The selling securityholders' shares may be offered from time to time by the selling securityholders directly to purchasers or to or through broker-dealers who may act as agents or principals. The selling securityholders intend to sell the shares into the public market from time to time.

         The selling securityholders will pay all brokerage commissions and discounts attributable to the sale of the shares plus brokerage fees. We are responsible for all other costs, expenses and fees incurred in registering the shares offered by this prospectus.

         Our common stock is traded under the symbol "WDGI" on the Nasdaq OTC Bulletin Board.

         INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SEC NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                This date of this prospectus is November   , 2001

                                TABLE OF CONTENTS
                                ----------------
                                                                          PAGE
                                                                          ----
PROSPECTUS SUMMARY..........................................................1

RISK FACTORS................................................................4
         Risks Relating to Our Company......................................4
         Risks Relating to Our Strategy and Industry........................7
         Risks Relating to the Offering....................................13

FORWARD-LOOKING STATEMENTS.................................................15

USE OF PROCEEDS............................................................15

CAPITALIZATION.............................................................16

PLAN OF DISTRIBUTION.......................................................17

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS...................18

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS...............19

SECURITY OWNERSHIP OF PRINCIPAL  AND SELLING SECURITYHOLDERS AND
MANAGEMENT.................................................................24

DESCRIPTION OF SECURITIES..................................................31

DELAWARE ANTI-TAKEOVER LAW.................................................38

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES
ACT LIABILITIES............................................................39

ORGANIZATION WITHIN LAST FIVE YEARS........................................40

DESCRIPTION OF BUSINESS....................................................40

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS......................................................51

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.............................57

EXECUTIVE COMPENSATION.....................................................57

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
FINANCIAL DISCLOSURE ......................................................58

LEGAL MATTERS..............................................................58

EXPERTS....................................................................59

HOW YOU CAN GET MORE INFORMATION ABOUT US .................................59

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS................................F-1

FINANCIAL STATEMENTS......................................................F-2

                                      (i)

                               PROSPECTUS SUMMARY

         Read this entire prospectus carefully. The following summary is qualified by the more detailed information, including "Risk Factors," appearing elsewhere in this prospectus. As used in this prospectus, unless the context otherwise requires, the terms "we," "us," or "our" shall mean World Diagnostics Inc. For more information about us, see "How You Can Get More Information About Us."

OUR BUSINESS

         We began operations in February 1997 for the purpose of selling medical diagnostic test kits in emerging international markets. These kits contain all of the components needed to diagnose or measure the level of a particular illness or disorder in a human. We also sell plastic and glass disposables used in laboratories and laboratory equipment. Our revenues were $2,203,534 for the fiscal year ended March 31, 2001 and $745,076 for the three months ended June 30, 2001. Our net loss was $(1,966,611) for the fiscal year ended March 31, 2001 and $(581,773) for the three months ended June 30, 2001.

         Currently, we supply and export approximately 1,000 different medical diagnostic test kits and plastic and glass disposables used in laboratories. We sell our products through a network of 88 distributors covering 80 countries and through our website, www.GLOBALeMED.com. Our website is also accessible through our other Internet addresses: www.labtestkits.com and www.worlddiagnostics.com. Our customers are private laboratories, hospital laboratories, clinic laboratories, laboratories in doctors' offices and government laboratories. Our products are specifically designed to be easy to use for the average laboratory technician. The products that we market under our own logo include rapid tests that can be administered in a doctor's office, known as point of care tests, to test for certain disease conditions, such as various infectious diseases, cancer, chemical dysfunctions and organ dysfunctions. The kits incorporate genetically engineered technology to diagnose infectious diseases, such as HIV, cholera, hepatitis and tuberculosis, as well as various sexually transmitted diseases.

         Our GLOBALeMED business-to-business e-commerce website provides technical information about products, digital training videos on how to use our products and relevant information about industry news, seminars, trade shows and publications relating to diagnostic laboratory test procedures. The GLOBALeMED system may be utilized by our distributors to serve end-users of our products, such as hospitals, clinical laboratories, physician's offices and pharmacies that specialize in over-the-counter products, primarily in the emerging international markets, such as the Caribbean, South America and Eastern Europe. Our end-users can also purchase our products and access information directly from our website.

OUR LOCATION

         Our executive offices are located at 16250 N.W. 59th Avenue, Suite 208, Miami Lakes, Florida 33014. Our telephone number is (305) 827-3304 and our facsimile number is (305) 827-3305.

THE OFFERING


       Common stock offered by
       Selling securityholders............. 7,266,226 shares (1)

       Class A Warrants offered by
       Selling securityholders............. 2,250,000 warrants

       Class B Warrants offered by
       Selling securityholders............. 2,250,000 warrants
       Common Stock Outstanding
            Before the offering............ 9,248,476
            After the offering ............ 14,748,476 shares (2)

       Use of Proceeds..................... We will not receive any proceeds from the sale of shares of common
                                            stock or warrants by the
                                            selling securityholders.
       OTC Bulletin Board Symbol for the
          Common stock..................... WDGI.OB


(1) This figure assumes that all outstanding Class A Warrants and Class B Warrants are exercised and therefore includes all 4,500,000 shares of common stock issuable upon possible exercise of these warrants.
(2) This figure assumes that all outstanding Class A Warrants, Class B Warrants, Class C Warrants and Class D Warrants are exercised and therefore includes all 5,500,000 shares of common stock issuable upon possible exercise of these warrants.

                          SUMMARY FINANCIAL INFORMATION

         The following summary financial information is taken from our financial statements included elsewhere in this prospectus and should be read along with the financial statements and the related notes.

                                                                 Year ended March 31,         Three Months Ended June 30
Consolidated Statement of Operations Data                        2001            2000            2001            2000
                                                            ------------------------------  -----------------------------
                                                               (audited)      (audited)       (unaudited)    (unaudited)
Revenues                                                     $  2,203,534    $  1,463,417    $    745,076    $   602,512
                                                            ==============  ==============  ==============  =============

Loss from operations before extraordinary item               $ (1,912,760)   $ (1,207,882)    $  (581,773)   $  (246,384)
Extraordinary loss on extinguishment of debt                      (53,851)       (493,938)              -        (89,415)
                                                            --------------  --------------  --------------  -------------
Net Loss                                                     $ (1,966,611)   $ (1,701,820)    $  (581,773)    $ (335,799)
                                                            ==============  ==============  ==============  =============
Basic and diluted loss per common share:
Loss from operations before extraordinary item                      (0.34)          (0.29)          (0.08)         (0.06)
Extraordinary item                                                  (0.01)          (0.12)              -          (0.02)
                                                            --------------  --------------  --------------  -------------
                                                                    (0.35)          (0.41)          (0.08)         (0.08)
                                                            --------------  --------------  --------------  -------------

Weighted average number of common shares outstanding            5,578,137       4,210,256       7,269,333      4,297,319


         The following table summarizes our balance sheet as of March 31, 2001 and June 30, 2001. See "Use of proceeds" and "Capitalization."

                                                Actual            Actual
                                               March 31,         June 30,
Consolidated Balance Sheet Data                  2001              2001
                                           ---------------   ---------------
                                              (audited)        (unaudited)

    Cash and cash equivalents                 $   283,429      $  100,478
    Working Capital (Deficit)                     318,727         (40,911)
    Total assets                                1,862,587       1,894,516
    Long-term debt, less current portion          155,596         169,560
    Total Shareholders' equity                    710,734         392,049

RISK FACTORS

         In addition to the other information specified in this prospectus, the following risk factors should be considered carefully in evaluating us and our business before making an investment in our securities. An investment in our securities is speculative in nature and involves numerous risks. No purchase of the common stock or warrants should be made by any person who cannot afford to lose the entire amount of such investment.


                          RISKS RELATING TO OUR COMPANY

BECAUSE WE HAVE A LIMITED OPERATING HISTORY, OUR HISTORICAL FINANCIAL DATA MAY NOT ALLOW YOU TO ACCURATELY ASSESS THE PROSPECTS FOR OUR BUSINESS.

         We were organized in February 1997, and have only a limited operating history. Accordingly, it is difficult to project future revenue growth based on past performance of our business. Our ability to increase sales and profits is difficult to evaluate from our limited historical financial data. Therefore, an assessment of our prospects based on such data may not be accurate.

WE CANNOT PREDICT OUR SUCCESS BECAUSE OUR BUSINESS MODEL OF SELLING THROUGH DISTRIBUTORS AND VIA THE INTERNET IS EVOLVING AND UNPROVEN.

         The success of our business depends on our distributor network, developing customer leads and commercial acceptance of effecting transactions to purchase medical diagnostic products and plastic and glass disposables used in laboratories via the Internet. We cannot predict whether we will increase sales to the volume or at prices we need to become profitable. Although our distributor network and transactions with customers via the Internet are growing, we cannot be certain that this growth will continue in its present form, or at all, or that Internet growth will mean increased sales for us.


WE ARE VULNERABLE TO THE UNCERTAINTIES AND DIFFICULTIES FREQUENTLY ENCOUNTERED BY EARLY STAGE COMPANIES, WHICH COULD FURTHER HINDER OUR SUCCESS.

         As a new company, we are subject to the uncertainties and difficulties encountered by early stage businesses, such as our ability to implement sales and marketing plans and retain and motivate qualified personnel. As our business grows and matures, we anticipate that our distributor network will require that we provide new and different customer services that meet the needs of our customers and we do not know whether we will be able to adapt to those changes. These new customer services include:

      o Corresponding with and providing information directly to our customers via the Internet rather than using facsimile transmissions,

      o 24 hour, 7 days per week access to technical support for our customers, and

      o  Instructional videos and seminars accessible via the Internet.

         We do not know whether we will successfully implement our strategy to increase sales online through our GLOBALeMED system, whether we will generate sufficient net cash flow from operations, or whether we will be able to obtain sufficient funding to satisfy all of our working capital needs, trade payables and obligations under capital leases.

DUE TO OUR CURRENT FINANCIAL CONDITION, WE MAY BE UNABLE TO CONTINUE OUR BUSINESS AS IT IS NOW BEING CONDUCTED.

         The report of our independent certified public accountants in connection with the audited financial statements as of March 31, 2001 and March 31, 2000 and for each of the two years then ended, contains an explanatory paragraph indicating factors that create substantial doubt about our ability to continue our business as it is now operating in its current financial situation. Factors considered in this assessment include recurring net losses since inception and uncertainty surrounding future equity financing. Although we completed an equity financing of $2.25 million in December 2000 and a bridge financing of $500,000 in July 2001, no assurance can be given that these funds will be adequate to finance our business until it becomes profitable, or that additional sources of financing will be available on terms acceptable to the company.

WE HAVE A HISTORY OF AND EXPECT TO CONTINUE TO INCUR LOSSES IN THE FUTURE.

         To date we have not been profitable. We have incurred significant losses since inception and we expect further losses in the future. We reported a net loss of $(581,773) for the quarter ended June 30, 2001. As of June 30, 2001, our accumulated deficit was $(5,196,724). Although our revenues have grown in recent quarters, we cannot be certain that our revenues will continue to grow or that we will obtain sufficient revenues to achieve profitability.

OUR GROWTH WILL LIKELY REQUIRE ADDITIONAL CAPITAL, WHICH, IF NOT AVAILABLE WHEN NEEDED COULD CAUSE US TO CURTAIL OR EVEN TERMINATE OPERATIONS.

         We may require additional working capital and other funds in order to hire additional personnel to support our customers, increase our advertising and marketing program, and operate our business as we expand our operations. We may not be able to raise additional capital in the future on terms acceptable to us, or at all, to meet these plans. If we require additional financing and acceptable sources of financing are insufficient or unavailable, we will be required to modify our growth and operating plans in accordance with the extent of available funding, and we could even be forced to terminate operations completely.

OUR FUTURE FINANCING AGREEMENTS MAY CONTAIN RESTRICTIONS THAT AFFECT OUR ABILITY TO TAKE CERTAIN BUSINESS ACTIONS, INCLUDING PURSUING OUR EXPANSION STRATEGY.

         We plan to enter into borrowing arrangements with secured and unsecured lenders for working capital needs, including receivable and inventory financing. The restrictions and covenants in any future financing agreements may hinder or govern our ability to enter into other financing arrangements, pursue our expansion strategy or engage in other business activities that may be in our interest. For instance, credit agreements with banks may restrict the total amount of debt that a company may incur. If we enter into this type of agreement, absent a waiver from the lender, we will be unable to borrow additional funds from other sources if borrowing such additional funds will increase our debt above the limited amount. In addition, if we enter into a secured financing agreement, as we currently intend, we will be required to pledge certain assets as collateral for the loan, such as our accounts receivable and/or our inventory. If we are required to covenant against pledging the same collateral for a secondary financing, we may be unable to enter into any other secured financing if we have no alternative collateral. The limitation of our ability to obtain additional financing in the future for working capital, capital expenditures, debt service requirements or other purposes could:

      o prevent us from taking any number of business actions that we believe are beneficial or even necessary to continue our operations,

      o  limit our ability to plan for, or react to, changes in our business,

      o place us at a competitive disadvantage with those of our competitors having greater financial resources and

      o  make us more vulnerable to an economic or industry downturn.

In addition, a breach of any of these covenants, or other common covenants such as the borrower's compliance with financial ratios, could result in a default under our obligations, permitting the lender to accelerate the maturity of the loan, which we may not be able to pay. This, in turn, would restrict our access to working capital, which would result in reduced cash flow necessary to conduct our business.

WE MAY ENCOUNTER DIFFICULTIES PURSUING OUR EXPANSION STRATEGY AND MANAGING OUR GROWTH, EITHER OF WHICH COULD HINDER OUR SUCCESS.

         Our ability to generate sufficient cash flows from operations will depend upon continued growth in many different geographic and economically diverse markets. Our growth plans are likely to place considerable strain on our management team, internal accounting system, management information systems and the third-party systems on which we depend. Our expansion strategy includes, among other goals:

      o forming joint ventures or other strategic alliances to increase our sales;

      o forming joint ventures to support our distributors with advertising and provide them with other assistance to help them grow their customer base;

      o  implementing sales offices in each of our regional geographic markets;
         and

      o adapting our GLOBALeMED website to different geographic markets and their cultural trends.


         Our failure to keep up with our personnel needs during our expansion or to improve our systems increase the risk that we will not be able to achieve our growth objectives or, if achieved, we will not be able to manage our operations effectively.

IF WE FAIL TO KEEP OUR PRESIDENT OR ATTRACT AND RETAIN QUALIFIED EMPLOYEES, WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY, WHICH COULD RESULT IN REDUCED REVENUES.

         Due to the specialized nature of our business, we are dependent upon the continued efforts of Ken Peters, our President. The sale of diagnostic test kits internationally not only requires experience in healthcare and biotechnology, but also a knowledge of the geographical markets in which the tests will be sold. Mr. Peters has more than twenty-five years of combined experience in healthcare, biotechnology and the sales and marketing of diagnostic products, particularly in the international marketplace. In addition, Mr. Peters has published articles concerning technology, healthcare and marketing. He has spent many years traveling throughout South America, which was our initial target market, and Europe. While we have obtained key man life insurance on Mr. Peters in the amount of $2,000,000, the insurance may not be enough to secure a replacement with the depth of experience of Mr. Peters in the event of his loss.

         Our success also depends on our ability to attract and retain additional highly qualified management, technical, marketing and sales personnel. These individuals are in high demand, the hiring process is intensely competitive and we may not be able to attract the staff we need on terms acceptable to us. In addition, this recruitment effort could be time consuming and potentially divert the attention of our management from our operations.


                   RISKS RELATING TO OUR STRATEGY AND INDUSTRY

WE OPERATE IN A HIGHLY COMPETITIVE AND TECHNICAL ENVIRONMENT AND MAY NOT BE ABLE TO SUCCEED AGAINST LARGER COMPANIES WITH GREATER RESOURCES.

         The medical diagnostic test kit market and the laboratory product market in which we operate are highly competitive and subject to rapid technological change. A large number of companies are involved or are becoming involved in the development and sale of diagnostic tests, both through distributors and over the Internet. Competitors include major pharmaceutical and medical diagnostic companies, many of which have considerably greater financial, technical, clinical and marketing resources than we do. Although we believe that several of our products, such as our rapid HIV whole blood test, have distinct advantages, we may not be able to exploit these advantages because our competitors may improve existing products more efficiently than we do or may design and develop new diagnostic products that are more accepted in the marketplace than our products. Further, these markets are expected to continue to undergo, rapid and significant technological change, and we expect both local and international competition to intensify as technological advances in such fields are made.

IF WE DO NOT INCREASE THE RECOGNITION OF OUR BRAND NAME, WE MAY NOT BE ABLE TO INCREASE SALES.

         We believe that, to be successful, we must enhance our name recognition, both with customers and suppliers. We believe that name recognition will become an increasingly important competitive factor as the number of Internet sites grows. We have only been selling our products for less than three years under our brand name, and we intend to continue our marketing campaign in order to build name recognition for our brand in many countries outside the United States and Europe. Our marketing campaign may not accomplish this goal because it is an expensive and time-consuming process, and we have a number of competitors with greater financial resources than we do, many of which have well-established brand names. If we do not succeed in promoting our name, we may not be able to generate sufficient revenues.

THE CONTINUED EXPANSION OF OUR BUSINESS OUTSIDE THE UNITED STATES PRESENTS US WITH SPECIAL RISKS. THESE RISKS COULD CAUSE US TO INCUR SIGNIFICANT EXPENSE TO DO BUSINESS OR MAY EVEN PREVENT US FROM DOING BUSINESS IN CERTAIN COUNTRIES.

         Our business strategy is to continue to build our distribution network and our interactive transactional and informational network of local GLOBALeMED websites, country-by-country, in order to expand our business and increase our revenues. We intend to maintain a website in each country where we have an exclusive distributor who will only sell our products. As we continue to develop our international operations, we will increasingly become subject to a number of special risks affecting multi-national businesses, such as:

      o Trade barriers - The imposition of import regulations, duties, taxes and other charges on imports could have the effect of making our products less competitive in the geographic market imposing such regulations and charges. The price of our products to end users due to import regulations or additional tariffs may be higher than comparable products manufactured or distributed by a domestic company that is not required to comply with import regulations or pay import taxes. This could significantly reduce our sales and revenues.

      o Currency regulations - We have maintained a policy of being paid solely in U.S. dollars. However, in the event that we change our policy to accept payment in other currencies, our reported accounts receivable will decline in value if the currencies of the countries where we sell our products depreciate relative to the U.S. dollar. To date, we have not tried to reduce our exposure to exchange rate fluctuations by using hedging transactions. Although we may enter into hedging transactions in the future, we may not be able to do so successfully. In addition, our currency exchange losses may be magnified if we become subject to exchange control regulations restricting our ability to convert local currencies into U.S. dollars.

      o Political risks - General geopolitical risks, such as political and economic instability and changes in diplomatic and trade relationships, could hinder or completely prevent us from selling our products in a particular country. For example, although valid approvals and validations of our products may be obtained in a given country, protectionist policies and unforeseen political agendas may present impediments to our ability to do business in such country. As a result, our sales could suffer.

         In addition, as a result of our customers being located outside of the United States, it will be very difficult for us to institute cost effective collection proceedings with respect to any of our accounts receivable that may become in default.

WE ARE DEPENDENT ON TELECOMMUNICATIONS INFRASTRUCTURE PROVIDERS TO PROVIDE OUR CUSTOMERS WITH CONNECTION TO THE INTERNET FOR ACCESS TO OUR WEBSITES.

         Telecommunications infrastructures are different in each of the countries where we sell our products and offer our services through our GLOBALeMED website. We cannot control or influence how customers connect to the Internet in these countries.

         Our business depends in part on the capacity, expandability, affordability, reliability and security of the telecommunications infrastructures that our customers utilize. The use of our websites and the distribution of our products and services require Internet users to initiate connections between their personal computers and their Internet service providers. Because we depend on third-party telecommunications carriers for such connections, we do not have direct control over network reliability and certain aspects of service quality. A natural disaster, fire and flooding, power loss, software related system failures and various similar events that affect the Internet service provider's ability to provide connection to the Internet or the telecommunications lines we use, or that affect a nation's telecommunications network in general, could prevent our customers from being able to access our websites and result in loss of sales and revenues.

WE DEPEND ON THIRD-PARTY INTERNET SERVICE PROVIDERS FOR OUR WEBSITE TO BE AVAILABLE TO OUR CUSTOMERS.

         Use of our GLOBALeMED interactive transactional and informational website is dependent upon third-party Internet service providers to provide access to the Internet for us and our customers. We have no control over these third parties. If Internet service providers go out of business, do not provide adequate Internet services or the quality of such services falls below a satisfactory standard, our customers will be required to expend time and effort to obtain another Internet service provider. Any length of time that a customer does not have access to the Internet could decrease our sales and, therefore, our revenues.

BECAUSE OUR BUSINESS PLAN RELIES ON INCREASING THE SALE OF OUR PRODUCTS VIA THE INTERNET, OUR BUSINESS PROSPECTS ARE DEPENDENT ON CONTINUED GROWTH AND ACCEPTANCE OF THE INTERNET AND E-COMMERCE.

         Our business will suffer if the global marketplace for our products and services does not accept the Internet as a business tool. Business-to-business e-commerce is a new and emerging business practice that remains largely untested in the international marketplace. We currently sell our products through regional distributors and via the Internet. However, we believe that the ability to easily and conveniently purchase our products via the Internet will differentiate us from our competitors. Therefore, most of our future growth and profitability will depend on the success of our GLOBALeMED interactive transactional and informational websites where our customers can buy our diagnostic tests online and obtain customer support services. Growth in the demand for the ability to purchase our products via the Internet depends on the adoption of e-commerce and Internet solutions by worldwide industry participants, which requires the acceptance of a new way of conducting business and purchasing diagnostic tests and laboratory products. A number of factors, in general, may inhibit Internet usage, including inadequate network infrastructure, security and privacy concerns, fraud, government regulation, high telecommunication tariffs, inconsistent quality of service, fulfillment logistics and non-availability of cost-effective service. If widespread commercial acceptance of the Internet does not develop, we likely will not be able to expand our e-commerce business, which will prevent us from obtaining enough customers to be profitable.

THE INTERNET'S INFRASTRUCTURE MAY NOT BE ABLE TO SERVICE DEMAND, WHICH MAY HINDER OUR CUSTOMERS' ABILITY TO ACCESS OUR WEBSITE AND RESULT IN REDUCED REVENUES.

         The growth and increasing volume of Internet traffic may cause performance problems that may adversely affect the development of our Internet-based business. The growth of Internet traffic to high volumes of use over a relatively short period of time has caused frequent periods of decreased Internet performance, delays and, in some cases, system outages. This decreased performance is caused by limitations inherent in the technology infrastructure supporting the Internet and the internal networks of Internet users. The international marketplace is even less developed in its Internet infrastructure, which may pose problems in the form of delays, interruptions and communication failures. If Internet usage continues to grow rapidly, the infrastructure of the Internet and its users may be unable to support the demands of growing e-commerce usage, and the Internet's performance and reliability may decline. Network capacity constraints, especially at times of peak usage, can prevent or delay access to connect to the Internet. If our existing or potential customers experience delays on the Internet, the adoption or use of our Internet-based, interactive transactional and informational website may grow more slowly than we expect or even decline. Consequently, we may have difficulty obtaining new customers, or maintaining our existing customers, either of which could reduce our potential revenues and have a negative impact on our business, results of operations and financial condition.

SECURITY RISKS AND OTHER DISRUPTIVE EVENTS WITH RESPECT TO THE INTERNET OR OUR COMPUTER SYSTEMS COULD HARM US BY JEOPARDIZING CUSTOMER CONFIDENCE IN US.

         Both our infrastructure and the infrastructure of Internet service providers may be vulnerable to unauthorized access, computer viruses or similar disruptive problems and system failures. Security and disruption problems with the Internet or our website may prevent customers and potential customers from accessing our website.

         Third parties could potentially jeopardize the security of confidential information stored in our computer systems or our customers' computer systems. Customers generally are concerned with security and privacy on the Internet and any publicized security problems could deter customers from conducting transactions with us. In addition, we could lose customers if our service, or the Internet in general, is merely perceived as not having adequate data security.

         Our computer systems are also subject to damage caused by fire, flooding, telecommunications failures, power loss, software-related system failures and various similar events. Any of these events, whether intentional or accidental, could lead to interruptions, delays or cessation of service. Protecting against the threat of security breaches or alleviating problems caused by breaches may be expensive to solve and could require us to spend significant capital or other resources.

         Although we maintain redundant computing and/or communication resources, if there should be a complete failure of such systems, our insurance policies will not adequately compensate us for any losses that may occur due to such failures or interruptions in our business.

BECAUSE WE DO NOT MAINTAIN A RESEARCH STAFF AND RELY UPON OUTSIDE MANUFACTURERS TO DESIGN AND PRODUCE PRODUCTS FOR US, WE RUN THE RISK THAT OUR MANUFACTURERS MAY NOT MEET ALL OF THEIR CONTRACTUAL OBLIGATIONS.

         We contract with 36 suppliers to manufacture and produce various components of our products. While there is an agreement with each supplier, there can be no assurance that such contracts will be fulfilled or that internal problems within these third parties will not affect production or productivity in the future. While we believe that the suppliers have the ability to meet production requirements, there can be no assurance that the suppliers will meet all their contractual obligations or that we will not be adversely affected in the event of a breach of contract. We believe it is possible to obtain suitable replacement products from other suppliers. However, the loss of a supplier may still have some negative impact on our operations if:

      o The replacement supplier's prices for the product components are greater than those of the lost supplier or

      o The replacement supplier cannot supply the product components within the production schedule.

IF THE NEED FOR THE PRODUCTS THAT WE SELECT TO SUPPLY IS NOT STRONG OR DECREASES, OUR REVENUES MAY SUFFER.

         It is important to our business to select and obtain products that are widely needed by the medical community. We have decided to focus our procurement efforts with suppliers of the following:

      o  New and improved components for our existing products, and

      o New infectious disease diagnostic products with increased sensitivity resulting from detection of the amount of DNA of a virus in a human to indicate how sick the person is, utilizing non-invasive specimens such as urine instead of blood or serum.

         If we are unable to obtain these products or if we are unable to obtain them in quantities sufficient to supply our customers, it may hinder our ability to compete and may result in reduced revenues, potentially limited our ability to achieve our business plan.

BECAUSE WE MUST OBTAIN GOVERNMENT APPROVAL IN EACH COUNTRY WHERE OUR PRODUCTS ARE SOLD, A DELAY BY ANY COUNTRY TO GRANT US SUCH APPROVAL WILL DELAY AND COULD HINDER OUR ABILITY TO GENERATE SALES IN THAT COUNTRY.

         In order to sell our products we must obtain product or company registration in each country in which our products are sold. For instance, the South African government has authorized the purchase by its government hospitals and clinics of HIV diagnostic test kits from select approved vendors. South Africa recently approved us a vendor status, which authorizes the government hospitals and clinics to purchase these kits from us. Sometimes, the approval process can be expensive and time consuming. As a result, any delay or refusal by a particular country to grant us, or, as the case may be, our products approval could hinder our ability to generate sales or penetrate a market and result in decreased revenues.

IF WE ARE UNABLE TO OBTAIN CERTIFICATES OF EXPORTABILITY FOR ANY PRODUCT, WE WILL BE UNABLE TO EXPORT THAT PRODUCT.

         The vast majority of our sales occur outside the United States. In order to export our products, we must obtain Certificates of Exportability from the U.S. Department of Health and Human Services for each one. A Certificate of Exportability indicates that the product has been manufactured in compliance with FDA guidelines. In order to receive a Certificate of Exportability, clinical trials to test the accuracy and reliability of each of our products must be performed in any one of eleven countries that the FDA recognizes as meeting U.S. standards in the quality, testing and control of drugs and medical devices. Called an FDA Tier I Status Nation, this country then provides us with the results of the clinical trials. If the results show that our product is sufficiently accurate and reliable, we submit the results to the FDA which automatically grants the Certificate of Exportability. In the future, if we are denied a certificate for a product for which there is a large demand outside the United States, because it fails to succeed in the clinical trials, our revenues would suffer.

IF WE ARE UNABLE TO OBTAIN LICENSES FOR THE COMPONENTS OF OUR PRODUCTS, THE NUMBER OF PRODUCTS THAT WE SELL AND, THEREFORE, OUR REVENUES MAY DECREASE.

         A large number of individuals and commercial enterprises seek patent protection for technologies, products and processes that we may, in the future, use as components of our products. To the extent a third party receives patent protection for a technology, product or process that we desire to use, we may be required to obtain licenses from such parties. There can be no assurance we would be able to obtain those licenses at all or on terms acceptable to us. If we are unable to obtain the necessary licenses, we may be unable to sell some of our products, which would reduce our revenues.

E HAVE LIMITED PRODUCT LIABILITY INSURANCE AND COULD BE REQUIRED TO PAY DAMAGES EXCEEDING THE AMOUNT OF OUR INSURANCE.

         Our business exposes us to product liability risks relating to the manufacturing, marketing and sale of diagnostic products. To date, we have not experienced any product liability claims, but any such claim arising in the future could have a material adverse effect on our business, financial condition and results of operations. We have limited product liability insurance in effect which, in the event of any legal action by third parties, could result in significant legal defense fees as well as damages for liability. While we may seek to obtain additional insurance in the future, the cost may be prohibitive. Therefore, we may have to rely on those companies from whom we purchase our product components to provide such liability insurance. There can be no assurances that we will be able to obtain product liability insurance or that companies from whom our product components are purchased will be able to obtain product liability insurance. In the event that we are held liable for a claim against which we are not indemnified, or for damages exceeding the limits of our insurance coverage, or if any claim or product recall results in significant adverse publicity against us, such claim or publicity could require us to pay substantial amounts of money in damages or, as the case may be, spend significant amounts of money on publicity for damage control. Even worse, we could be forced to terminate operations completely.


                         RISKS RELATING TO THE OFFERING

THERE IS ONLY A LIMITED PUBLIC MARKET FOR OUR COMMON STOCK, WHICH MAY HINDER YOUR ABILITY TO SELL THEM.

         There has been only a limited public market for our common stock. Our common stock has been publicly traded on the Nasdaq OTC Bulletin Board since September 1998. During that time, the trading volume of our stock has been extremely low. Low trading volume, which reflects a lack of interest in buying and selling a particular stock, may adversely affect our stockholders' ability to sell shares of our common stock quickly or at the current market price. There can be no assurance that an active public trading market will develop after this offering in our common stock or, if such a trading market does develop, whether it will be sustained.

OUR STOCK PRICE MAY BE VOLATILE, WHICH COULD CAUSE INVESTORS TO LOSE ALL OR PART OF THEIR INVESTMENT IN OUR SECURITIES.

         The stock market has recently experienced volatility that has often been unrelated to the operating performance of any particular company or companies. The market for securities of early-stage, technology-based small market capitalization companies has been especially volatile. The market for our common stock has been no exception, experiencing prices ranging from as high as $11.50 during March 2000 to as low as $.10 when it began initial trading. If market fluctuations continue, our stock price could decline regardless of our actual operating performance and investors could lose a substantial part of their investments. The market price of our common stock will likely fluctuate in response to a number of factors including the following:

      o  our failure to meet the performance estimates of securities analysts;

      o  variations in our quarterly results of operations;

      o announcements by us or our competitors of significant contracts, acquisitions, technological innovations or new products or services;

      o trends in businesses that sell their goods and services via the Internet; and

      o  general economic and stock market conditions.

FUTURE SALES OF OUR COMMON STOCK MAY LOWER ITS MARKET PRICE.

         Future sales of common stock in the public by existing stockholders could materially adversely affect the market price of our common stock. In addition to the shares of common stock being sold by the selling securityholders in this offering, substantial numbers of shares of common stock are, or will be, freely tradable in the near future. Approximately 3,032,000 shares of the remaining common stock issued by us prior to this offering will still be "restricted securities" and may be publicly sold only if registered under the Securities Act or sold in accordance with an applicable exemption from registration, such as Rule 144. Sales of substantial amounts of shares in the public market following the expiration of restrictions imposed by Rule 144, or the prospect of such sales, could cause the market price of our common stock to fall. The reduction in the market price of the common stock that these sales may cause may make it more difficult for us to sell equity securities in the future at times and prices that we deem appropriate.

THE EXERCISE OF THE WARRANTS AND OPTIONS WILL DILUTE THE PERCENTAGE OF COMMON STOCK OWNED BY EACH OF OUR EXISTING STOCKHOLDERS.

         The exercise of warrants and options into common stock will dilute existing stockholders and affect the market price of our common stock. As of October 31, 2001, we had outstanding options and warrants to acquire as many as 7,152,784 shares of our common stock. This includes the warrants held by the selling securityholders to acquire shares of common stock. More options will be granted in the future when we adopt a stock option plan. The exercise or conversion of outstanding stock options, warrants or other convertible securities will dilute the percentage ownership of our other stockholders. We lack control over the timing of any exercise or the number of shares offered or sold if exercises occur.

WE ARE SUBJECT TO THE PENNY STOCK RULES, WHICH MAY MAKE IT MORE DIFFICULT FOR YOU TO SELL OUR COMMON STOCK.

         Our common stock is subject to the penny stock rules promulgated under the Securities Exchange Act of 1934. The penny stock rules regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks generally are equity securities with a price per share less than $5.00. These rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized disclosure document that provides information about penny stock and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with the current bid and offer quotations for the penny stocks, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations and the broker-dealer and salesperson compensation information must be given to the customer in writing before or with the customer's confirmation.

         In addition, the penny stock rules require that, prior to a transaction in a penny stock not otherwise exempt from such rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure and documentation requirements may have the effect of reducing the trading activity in the secondary market for our securities. The penny stock rules may make it more difficult for stockholders to sell the common stock.

STATE SECURITIES LAWS MAY LIMIT SECONDARY TRADING, WHICH MAY RESTRICT THE STATES IN WHICH AND CONDITIONS UNDER WHICH YOU CAN SELL THE SHARES OFFERED BY THIS PROSPECTUS.

        Secondary trading, which means the purchase and sale of securities in transactions other than by us or for our benefit, in common stock being sold in this offering will not be possible in each state until the shares of common stock are qualified for sale under the applicable securities laws of the state or there is confirmation that an exemption, such as listing in certain recognized securities manuals like Standard & Poor's and Moody's, is available for secondary trading in the state. Although we are currently listed in Standard & Poor's, there can be no assurance that we will be successful in registering or qualifying the common stock for secondary trading, or identifying an available exemption for secondary trading in our common stock in every state. If we fail to register or qualify, or to obtain or verify an exemption for the secondary trading of, the common stock in any particular state, you, as an investor in this offering, will not be able to offer or sell any shares of common stock to a resident of that state, and such resident will not be able to purchase any shares of common stock from you. This limitation on secondary trading may decrease the demand and market for our securities. For information on whether we have registered or qualified the shares of common stock for secondary trading in a particular state, or whether an exemption from registration or qualification is available, contact Paul Kamps, our Vice President of Finance and Administration, at our telephone number.


                           FORWARD-LOOKING STATEMENTS

         Information specified in this prospectus contains "forward looking statements" which can be identified by the use of forward-looking terminology such as "believes," "could," "possibly," "probably," "anticipates," "estimates," "projects," "expects," "may," "will," or "should" or the negative thereof or other variations thereon or comparable terminology. Such statements are subject to certain risks, uncertainties and assumptions. No assurances can be given that the future results anticipated by the forward-looking statements will be achieved. Among the key factors that have a direct bearing on our results of operations are the effects of various governmental regulations, the fluctuation of the direct costs and the costs and effectiveness of our operating strategy. Other factors could also cause actual results to vary materially from the future results covered in such forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties, including those described in the section captioned "Risk Factors" above. We are not eligible for the safe harbor of the Private Securities Litigation Reform Act, because we are subject to the penny stock rules.


                                 USE OF PROCEEDS

         We will not receive any proceeds from this offering.

                                 CAPITALIZATION

         The following table shows our capitalization at March 31, 2001.

                                                                           As of March 31, 2001
                                                                                (Audited)
                                                                         ------------------------
Shareholders' equity
  Common stock, $0.001 par value; 25,000,000 shares authorized;                       7,255
  7,255,120 issued and outstanding, actual

Additional paid-in capital                                                        5,318,430
Accumulated deficit                                                              (4,614,951)
                                                                         ------------------------
Total shareholders' equity and capitalization                                       710,734
                                                                         ========================

                              PLAN OF DISTRIBUTION

         The selling securityholders may from time to time sell all or a portion of the common stock offered by the selling securityholders in transactions at prevailing market prices on the Nasdaq OTC Bulletin Board, in privately negotiated transactions at negotiated prices, or in a combination of such methods of sale. The selling securityholders may sell the common stock offered in this registration statement to purchasers directly or may from time to time offer the common stock through dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the common stock for whom they may act as agent. The selling securityholders and any persons who participate in the sale of the common stock and warrants offered in this registration statement may be deemed to be "underwriters" within the meaning of the Securities Act and any commissions paid or discounts or concessions allowed to any person and any profits received on resale of the common stock and warrants offered may be deemed to be underwriting compensation under the Securities Act.

         In order to comply with the securities laws of certain states, if applicable, the securities offered will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions, the securities may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from any registration or qualification requirement is available and the requirements therefore have been satisfied.

         We will receive no proceeds from the sale by the selling securityholders of the securities offered. All of the expenses incurred in connection with the registration of the securities offered will be paid by us, except for compensation of brokers or dealers and any transfer fees incurred in connection with the sale of the securities by the selling securityholders, which compensation and fees will be paid by the selling securityholders.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

         Our common stock currently is quoted on the Nasdaq OTC Bulletin Board under the symbol "WDGI." The quotations reflect inter-dealer prices without adjustment for retail markups, markdowns or commissions and do not necessarily represent actual transactions. These prices may not necessarily be indicative of any reliable market value.

1999                                                     HIGH              LOW
---------------------------------------------- -------------- ----------------
Quarter Ending March 31                                $ 6.75           $ 4.75
---------------------------------------------- -------------- ----------------
Quarter Ending June 30                                      8             6.37
---------------------------------------------- -------------- ----------------
Quarter Ending September 30                               9.5                8
---------------------------------------------- -------------- ----------------
Quarter Ending December 31                                 10                9
---------------------------------------------- -------------- ----------------

2000
---------------------------------------------- -------------- ----------------
Quarter Ending March 31                                 11.25             9.13
---------------------------------------------- -------------- ----------------
Quarter Ending June 30                                  11.50             1.75
---------------------------------------------- -------------- ----------------
Quarter Ending September 30                              4.88             2.00
---------------------------------------------- -------------- ----------------
Quarter Ending December 31                               2.19             0.75
---------------------------------------------- -------------- ----------------

2001
---------------------------------------------- -------------- ----------------
Quarter Ending March 31                                  1.19             0.50
---------------------------------------------- -------------- ----------------
Quarter Ending June 30                                   0.75             0.19
---------------------------------------------- -------------- ----------------

         On October 31, 2001, the last reported sales price of the common stock on the Nasdaq OTC Bulletin Board was $0.46 per share.

         As of the date of this prospectus, there were 9,248,476 shares of common stock held of record by approximately 494 holders.

         There are no restrictions in our amended and restated certificate of incorporation or amended and restated bylaws that restrict us from declaring dividends. The Delaware General Corporation Law, however, does prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

      (1) we would not be able to pay our debts as they become due in the usual course of business; or

      (2) our total assets would be less than the sum of our total liabilities, plus the amount that would be needed to satisfy the rights of stockholders who have preferential rights superior to those receiving the distribution.

         We have not declared any dividends. We do not plan to declare any dividends in the foreseeable future.

                         DIRECTORS, EXECUTIVE OFFICERS,
                          PROMOTERS AND CONTROL PERSONS

OUR DIRECTORS AND EXECUTIVE OFFICERS

         The directors, executive officers and key management employees of the company are:

           NAME                                   POSITION
           ----                                   --------
           Ken M. Peters                          President, Chief Executive Officer and Director
           Barry Peters                           Chairman of the Board and Treasurer
           Walter V. Usinowicz, Jr.               Executive Vice President and Chief Operating Officer
           Paul R. Kamps                          Vice President - Finance and Administration
           Kenneth Lambley                        Vice President - Sales
           Russell Fortier                        Vice President - Marketing
           Maureen Besson                         Vice President - Customer Service and Secretary
           Mark Smith                             Vice President - Business Development
           Trevor Campbell, MT, FMT               Director
           Richard P. Humbert                     Director
           Orna L. Shulman                        Director
           Nava Swersky Sofer                     Director
           Eliot R. J. Kalter                     Director

         Ken Peters, Ken Lambley and Trevor Campbell were elected to their positions as our officers and directors in February 1998; Maureen Besson was elected Secretary in February 1998 and Vice President - Operations in October 1999; Barry Peters was elected Chairman of the Board in October 1998; Richard P. Humbert was elected as a director in May 2000; Paul R. Kamps was elected Executive Vice President - Finance and Administration in September 2000; Orna L. Shulman was elected as a director in June 2000; Nava Swersky Sofer was elected as a director in January 2001; Russell Fortier was appointed in January 2001 and Eliot R. J. Kalter was elected as a director in April 2001. Walter V. Usinowicz and Mark Smith were elected to their positions as of November 1, 2001.

         KEN M. PETERS, age 53, is President and founder of our company. From September 1995 to August 1996, Mr. Peters was an independent consultant specializing in health care and biotechnology. From September 1996 to January 1998, Mr. Peters was Vice President of Sales and Marketing for Biodiagnostica, Inc. From 1984 to 1994, Mr. Peters held senior international marketing positions with Pharmacia, AG, American Monitor Corp. and Flow Laboratories, Inc. Mr. Peters has extensive experience spanning a twenty-five year period in sales and marketing of diagnostic products, particularly in the international marketplace. From 1979 to 1982, Mr. Peters was the General Manager of Abbott Diagnostics, a division of Abbott Laboratories, Inc., for the Caribbean, Central and South America. Mr. Peters was instrumental in assisting the launch of several start-up ventures in the biotech industry, including Genus Diagnostics, Inc. and BioAssay Systems Corp. Ken Peters has received numerous awards from the Biomedical Marketing Association, and he has been recognized for outstanding achievements by Who's Who in American Health Care Marketing. Mr. Peters has published several articles in national journals concerning technology, healthcare and marketing, and he has been quoted in national periodicals, such as the Wall Street Journal, Clinical Chemistry Systems and others. He has spent numerous years traveling throughout South America and Europe and speaks Spanish fluently. Mr. Peters received a M.A. in Economics from the University of New Mexico in 1972 and received his B.A. in Business and Economics from the City University of New York in 1969. Mr. Ken Peters, our President and Mr. Barry Peters, Chairman, are brothers.

         BARRY PETERS, age 60, has served as the Chairman of the Board of our company since October 1998. Since 1997, he has also served as the Chief Executive Officer of MediaVest, Inc., a private-investment firm. From 1995 to 1997, Mr. Peters was Chairman and Chief Executive Officer of All-Comm Media Corporation. Mr. Peters has over 25 years experience in corporate development, management and finance. He is the former Chairman of the Board and CEO of Appian Graphics, Inc., a company specializing in multi-monitor computer displays, where he served from January 1999 to June 2000. He is the founder and former Chairman and Chief Executive Officer of All-Comm Media Corporation (Nasdaq), a direct marketing and Internet marketing services company, now known as Marketing Services Group, Inc. Previously, Mr. Peters was instrumental in sponsoring management buyouts and providing early stage financing for companies that included: Metpath, Inc., Integrated Resources, Inc., ESB Ray-O-Vac Corp., Aydin Corporation, Exide Corporation, Avco/Embassy Pictures Corp., Time/Warner, ITT Corporation, Allied Signal Companies, Inc., Borg-Warner Corporation and F. Schumacher & Co., Inc. Mr. Peters began his career as a Staff Financial Analyst for RCA Corporation. Mr. Peters received a MBA in Finance from the Baruch School of Business in 1969, and his BA in Economics from Hofstra University in 1968, graduating magna cum laude. Mr. Peters is the brother of Ken Peters, President of the company.

         WALTER V. USINOWICZ, JR., age 54, was appointed Executive Vice President and Chief Operating Officer effective November 1, 2001. Mr Usinowicz worked at Xenometrix, Inc. as VP Business Development from March 1995 to April 1996, at Biomed Diagnostics, Inc. from May 1996 to January 1999 as President and CEO, at Buymatrix, Inc. in the position of Chief Financial Officer from February 1999 to December 1999 and at TCPI, Inc. from December 1999 to October 2001 as Chief Financial Officer. Mr Usinowicz has almost 30 years experience in operations and finance in various sectorsof the medical device, supplies and diagnostics industry, as an executive with General Foods Corporation, W.R. Grace & Co., and Becton Dickinson, and Company. In addition to operational experience, he has had managerial responsibilities in finance, business planning and development and marketing with successes in startups and turnaround situations. Particular expertise includes the fields of biotechnology, medical devices, molecular genetics, opto-electronics and food safety and processing. Mr. Usinowicz is a graduate of Lehigh University with a B.S. in Finance and an MBA in Economics from New York University.

         PAUL R. KAMPS, age 36, joined our company as Vice President - Finance and Administration in June 2000. Mr. Kamps is a CPA and Chartered Accountant, with over 13 years of financial and operating experience at small and mid sized companies, with particular emphasis in the international arena. From March 1999 to May 2000, Mr. Kamps was employed by E-Z Serve Convenience Stores as an independent financial consultant. From October 1998 to February 1999, he was employed by LKQ Corporation as Controller. From November 1996 to September 1998, he was employed by Proven Edge, Inc. as Controller, and from July 1995 to October 1996, Mr. Kamps was employed by Medical Resources, Inc. as Accounting Manager. Mr. Kamps received his Bachelor of Accounting Science, with honors in 1989, from the University of South Africa, Johannesburg, South Africa, and his Bachelor of Commerce in 1987 from the University of Witwatersrand, Johannesburg, South Africa.

         KENNETH LAMBLEY, age 60, has served as the Vice President-Sales and Marketing of our company since December 1998. Prior to joining us, Mr. Lambley was employed by Seradyn Diagnostics, Inc. from January 1968 to December 1998 in various executive capacities. At Seradyn, Mr. Lambley was employed in various positions beginning in sales, through marketing to a position as international sales director for Seradyn Diagnostics a subdivision of Dow Chemical, which was later acquired by Mitsubishi. During his thirty-year career, his responsibilities included sales and marketing management for both diagnostic and pharmaceutical products that included direct sales to regional management of the sales force and to distribution management, including International. Mr. Lambley received his undergraduate diploma from Nottingham College, in the United Kingdom in 1963 and received his graduate degree in international marketing in 1965; he studied pharmacy in the Royal Army Medical Corps from 1963 through 1966.
         RUSSELL FORTIER, age 45, has served as the Vice President of Marketing of our company since January 2001. Prior to joining us, Mr. Fortier was a marketing and management specialist with First Consulting Associates, where he was a partner and managing director working from Sao Paulo, Brazil in international market development for the distribution of molecular biology and medical technology-based products and equipment. Prior to this independent consulting role, Mr. Fortier was previously with Becton Dickinson and Company for 17 years in numerous capacities, including general manager of infectious disease diagnostics in Latin America, worldwide business director for identification and susceptibility testing with Becton Dickinson Diagnostic Instrument Systems, and director of competitive and business analysis for the diagnostic sector of the parent company. Mr. Fortier received his BS degree in molecular biology/genetics from the University of Connecticut in 1979 and his MBA in marketing strategy from Northwestern University Kellogg School in 1981.

         MAUREEN BESSON, age 36, has served as Vice President and Secretary of our company since June 1998. Ms. Besson has over ten years experience in operations management commencing with the Intercontinental Hotel chain in Caracas Venezuela from 1987 until 1992. From 1992 to 1994, Ms. Besson was occupied full time with her family in Caracas. From 1994 to 1997, Ms. Besson was in charge of asset management for export products to South and Central America for Bio Diagnostica Inc. Ms. Besson was first employed by World Diagnostics as Administrative Assistant to the President in February 1997, which position lasted until June 1998. Ms. Besson attended preparatory school in Syracuse New York and completed her studies in business management abroad at the University of Nuevas Profesiones in Venezuela in 1987.

         MARK SMITH, age 42, was appointed as Vice President, Business Development on November 1, 2001. Mr Smith has 17-years extensive domestic and international sales and marketing experience in the medical, industrial and research instrumentation markets. Most recently, he was Regional Director of Sales, North America, for Trinity Biotech plc., Dublin, Ireland from April 2000 to September 2001. Previously, he held the position of Director of Sales for ABX Diagnostics, Inc. from August 1998 to March 2000, Director of Sales & Marketing for BBI-Source Scientific, Inc. from April 1993 to July 1998, and was employed as an Account Executive for Abbott Laboratories Diagnostics Division from January 1986 to March 1993. Mr. Smith is a graduate of Western Illinois University with a BA in Communications and Public Relations.

         TREVOR CAMPBELL, age 54, has served as a director of our company since February 1997. Since 1983, Mr. Campbell has been the owner and been President of Microlabs Inc., Jamaica's largest private reference laboratory, which has 14 independent laboratories in Jamaica. From 1981 to 1982, Mr. Campbell served as the President of CASMET, the Caribbean Society of Medical Technologists. From 1977 to 1982, Mr. Campbell was the sales liaison for Abbott Diagnostics Jamaican distribution business in Jamaica. Mr. Campbell received a diploma in Medical Technology in June 1967 at the Public Health Service for Jamaica. Subsequently, he studied business administration at the University of the West Indies, followed by a two-year fellowship at the World Trade Institute in New York as a US AID Fellow studying International Marketing.

         RICHARD P. HUMBERT, age 56, has served as a director of our company since May 2000. Mr. Humbert has 20 years experience in computer technology and information systems. Mr. Humbert has been the Director of Information Technologies for Panavision, the world's largest supplier of movie cameras and cinematography equipment since July 1997. From August 1995 to June 1997, he was Director of MIS for All-Comm Media Corporation. Prior thereto, he was President of MicroSystems, Inc., a Washington D.C. based computer software engineering and consulting company. Mr. Humbert attended Cornell University and subsequently, after serving in the United States Marine Corps, received a B.A. degree in English from the University of Maryland.

         ORNA L. SHULMAN, age 41, has served as a director of our company since June 2000. Ms. Shulman has been the Chief Operation Officer of Intertech Corporation, an international private investment firm, based in New York City, overseeing investments in real estate, manufacturing and for emerging technology and biotechnology companies in the United States and Israel, since 1989. Ms. Shulman serves on the Board of Directors of the Times Square B.I.D.; Women's Leadership Board of the John F. Kennedy School of Government, Harvard University; member of the Advisory Board, Real Estate Center, the Wharton School, University of Pennsylvania. She is also Trustee of the Washington Institute for Near East Policy, and is a Board member of the Association of Foreign Investors in Real Estate. Ms. Shulman holds a J.D. degree from Washington University School of Law, the American University, and a Bachelors degree, cum laude, from Tufts University.

         NAVA SWERSKY SOFER, age 36, has served as a director of our company since January 2001. Ms. Swersky Sofer is General Partner of Columbine Ventures, a biomedical venture capital fund she founded in 2000. Since relocating to Israel in 1999, Ms. Swersky Sofer has managed a portfolio of biotechnology companies, including serving as chairman & CEO of ARP Biomed, an Israeli oncology company, chairman of Vitality Biotechnologies, an American-Israeli agricultural biotechnology company; and director and strategic advisor to Discovery Therapeutics, Inc., an American biopharmaceutical company with products in advanced clinical trials for neurological and cardio-renal applications. Since 1997 Ms. Swersky Sofer has also been an advisor to Renaissance Partners, a European biomedical investment fund. Ms. Swersky Sofer is a special advisor to the Israeli government and, since 1999, has served as head of Israel's biotechnology consortium Da'at, a $50 million government-industry effort which incorporates the ten leading Israeli companies and five academic institutions and supports the creation of novel technologies in drug discovery, drug development and bio-informatics. From 1996 to 1999, Ms. Swersky Sofer was a partner at Sanderling, a Menlo Park, California-based venture capital firm with over $200 million under management focused on early stage investments in the biomedical field. Prior to joining Sanderling, Ms. Swersky Sofer was a member of the senior management group of Ciba-Geigy Limited (now Novartis) and worldwide Head of Pharma Policy at the company's headquarters in Basel, Switzerland, responsible for the company's activities in this field in over 120 countries. Ms. Swersky Sofer received her law degree (L.L.B.) in 1986 from Tel Aviv University and an MBA in 1990 from IMD International in Lausanne, Switzerland, as well as diplomas from the Sorbonne in Paris, the Instituto Trentino in Italy and the Goethe Institute in Munich, Germany. She is a member of the Israel Bar Association and a retired Captain of the Israel Defense Forces.

         ELIOT R. J. KALTER, age 50, has served as a director of our Company since April 2001. Mr. Kalter has over 25 years experience in the field of international economics, publishing articles on fiscal, financial sector, and structural adjustment issues. Mr. Kalter holds a Ph. D. in international finance from the University of Pennsylvania; an M.Sc. in international economics from the London School of Economics and Political Science, University of London; and Bachelors degree, cum laude, from the University of Cincinnati.

         All directors hold office until the next annual meeting of our stockholders and until their successors are elected and qualified. Officers hold office until the first meeting of directors following the annual meeting of stockholders and until their successors are elected and qualified, subject to earlier removal by the Board of Directors.

                         SECURITY OWNERSHIP OF PRINCIPAL
                   AND SELLING SECURITYHOLDERS AND MANAGEMENT

         The following table sets forth common stock beneficial ownership information of:

         (1) each person known by us to be the beneficial owner of more than 5% of the outstanding shares of common stock,

         (2) each of our executive officers and directors,

         (3) all of our executive officers and directors as a group, and

         (4) each selling securityholder, based upon information available to us as of the date of this prospectus.

         The information below is based on 9,248,476 shares of common stock outstanding, 2,250,000 Class A Warrants outstanding, 2,250,000 Class B Warrants outstanding, 500,000 Class C Warrants outstanding, and 500,000 Class D Warrants outstanding on October 31, 2001. Except as otherwise indicated, all securities are owned directly.



                                                                                                    Percent of Class
                                          Amount and                           Securities         ---------------------
                                          Nature of           Securities   Beneficially Owned       Before     After
    Name                             Beneficial Ownership     to be Sold     After Offering       Offering   Offering**
    ----                             --------------------     ----------     --------------       ---------  ----------


    Ken Peters                             754,950(1)              0              754,950           8.13         8.13
    11269 NW 15th Place
    Pembroke Pines, FL  33026

    Barry Peters                           767,167(2)              0              767,167           8.18         8.18
    680 Harbor Street
    Venice, CA 90291

    Peters Family Trust                    728,000(3)              0              728,000           7.79         7.79
    680 Harbor Street
    Suite 600
    Los Angeles, CA  90064


    Trevor Campbell                         20,000                 0                    *              *            *
    6163 NW 182nd Terrace
    Miami, FL 33015


    Kenneth Lambley                         10,000                    0                 *              *            *
    6489 Hunters Green Court
    Indianapolis, IN  46276


    Russ Fortier                            32,500(4)                 0                 *              *            *
    3000 South Ocean Drive, Apt
    3F
    Hollywood, FL 33019


    Richard P. Humbert                      37,500(5)                 0                 *              *            *
    818-3010 Beach Street
    Venice, CA  90291

    Orna L. Shulman                         52,500(6)                 0                 *              *            *
    Intertech Corporation
    1500 Broadway
    New York, NY  10036


    Nava Swersky Sofer                       5,000                    0                 *              *            *
    50 Dizengoff Street
    64332 Tel Aviv, Israel


    Walter V. Usinowicz
    620 NE 8th Avenue                       25,000                    0                 *              *            *
    Delray Beach, FL 33483

    Mark Smith
    9812 Coral Cove                         50,000(7)                 0                 *              *            *
    Huntington Beach, CA 92646


    Paul R. Kamps
    7389 Fairway Drive,                    65,833(8)                  0                 *              *            *
    Miami Lakes, FL 33014

    Eliot R. J. Kalter
    7210 Pyle Road                        123,797(9)                  0                 *           1.32         1.32
    Bethesda, MD 20817


    Trefoil Tech Investors, L.P.
    4444 Lakeside Drive                        1,950,000(10)   1,500,000          450,000           18.66           4.76
    Burbank, CA 91595           500,000 Class A Warrants         500,000                0
                                500,000 Class B Warrants         500,000                0
                                100,000 Class C Warrants               0          100,000
                                100,000 Class D Warrants               0          100,000

    All officers and directors                 1,944,247               0        1,944,247           19.93          19.93
    as a group (12 persons)


    SELLING SECURITYHOLDERS:

    W. Stewart Cahn                               84,576(11)      48,600           35,976               *              *

    W. Stewart Cahn IRA                           14,000           5,000            9,000               *              *
       Rollover

    Robert Cunningham                             65,000(12)      29,000           36,000               *              *

    Catherine A. Madigan                          30,000(13)      15,000           15,000               *              *

    Chatham Venture Profit                        15,000          15,000                0               *              *
       Sharing Plan & Trust

    Perry S. Oretzsky, Profit                     20,000          15,000            5,000               *              *
       Sharing Trust

    Philip P. Puschel                             15,000          15,000                0               *              *

    Lawrence Weissman                             15,000          15,000                0               *              *

    Gerald Yellin                                 86,044(14)      52,666           33,378               *              *

    Steven Altman                                200,000(15)     200,000                0            2.11              0
                                100,000 Class A Warrants         100,000                0            4.44              0
                                100,000 Class B Warrants         100,000                0            4.44              0


    Penelope Alexandra Collins                   68,800(15)       68,800             0                 *              0
                                25,000 Class A Warrants           25,000             0               1.11             0
                                25,000 Class B Warrants           25,000             0               1.11             0

    Cowan Ventures                              150,000(15)      150,000             0               1.60
                                50,000 Class A Warrants           50,000             0               2.22             0
                                50,000 Class B Warrants           50,000             0               2.22             0

    Harvey S. Feuerstein                         75,000(15)       75,000             0                 *              0
                                25,000 Class A Warrants           25,000             0               1.11             0
                                25,000 Class B Warrants           25,000             0               1.11             0

    Alvin H. Shrago                              75,000(15)       75,000             0                 *              0
                                25,000 Class A Warrants           25,000             0               1.11             0
                                25,000 Class B Warrants           25,000             0               1.11             0

    Linda Feinberg                               75,000(15)       75,000             0                 *              0
                                25,000 Class A Warrants           25,000             0               1.11             0
                                25,000 Class B Warrants           25,000             0               1.11             0

    Edward S. Gutman                             590,100(15)(16) 590,100             0               6.11             0
                               200,000 Class A Warrants(17)      200,000             0               8.88             0
                               200,000 Class B Warrants(18)      200,000             0               8.88             0


    Gutman Family Foundation                    139,600(15)      139,600             0               1.49             0
                                50,000 Class A Warrants           50,000             0               2.22             0
                                50,000 Class B Warrants           50,000             0               2.22             0

    The HRG Trust                               139,200(15)      139,200             0               1.48             0
                                50,000 Class A Warrants           50,000             0               2.22             0
                                50,000 Class B Warrants           50,000             0               2.22             0

    Paul Karp                                   139,600(15)      139,600             0               1.49             0
                                50,000 Class A Warrants           50,000             0               2.22             0
                                50,000 Class B Warrants           50,000             0               2.22             0

    Mark D. Greenberg                            75,000(15)       75,000             0                 *              0
                                25,000 Class A Warrants           25,000             0               1.11             0
                                25,000 Class B Warrants           25,000             0               1.11             0

    Harvey Kibel                                 75,000(15)       75,000             0                 *              0
                                25,000 Class A Warrants           25,000             0               1.11             0
                                25,000 Class B Warrants           25,000             0               1.11             0

    Augustus LaRocca                            219,423(15)(19)  219,423                0            2.34              0
                                50,000 Class A Warrants           50,000                0            2.22              0
                                50,000 Class B Warrants           50,000                0            2.22              0

    Joseph LaRocca                              219,423(15)(19)  219,423                0            2.34              0
                                50,000 Class A Warrants           50,000                0            2.22              0
                                50,000 Class B Warrants           50,000                0            2.22              0

    Edith & Darrin Prescott                     412,500(20)       75,000          337,500            4.33           2.29
                                25,000 Class A Warrants           25,000                0            1.11              0
                                25,000 Class B Warrants           25,000                0            1.11              0
                               112,500 Class C Warrants                0          112,500            22.5           22.5
                               112,500 Class D Warrants                0          112,500            22.5           22.5



    Eugene Raia                                 550,000(15)       50,000          500,000            5.91           5.40
                                25,000 Class A Warrants           25,000                0            1.11              0
                                25,000 Class B Warrants           25,000                0            1.11              0


    Alan Richard Silberman                       50,000(15)       50,000                0               *              0
                                25,000 Class A Warrants           25,000                0            1.11              0
                                25,000 Class B Warrants           25,000                0            1.11              0

    Joel Stuart                                 150,000(15)      150,000                0            1.60              0
                                50,000 Class A Warrants           50,000                0            2.22              0
                                50,000 Class B Warrants           50,000                0            2.22              0

    Global Wire & Cable                         300,000(15)      300,000                0            3.17              0
       Pension                 100,000 Class A Warrants          100,000                0            4.44              0
                               100,000 Class B Warrants          100,000                0            4.44              0

    George Szakacs                              450,000(15)(21)  450,000                0            4.71              0
                               150,000 Class A Warrants(22)      150,000                0            6.66              0
                               150,000 Class B Warrants(23)      150,000                0            6.66              0

    Gail Szakacs                                412,500(20)       75,000          337,500            4.33           3.56
                                25,000 Class A Warrants           25,000                0            1.11              0
                                25,000 Class B Warrants           25,000                0            1.11              0
                               112,500 Class C Warrants                0          112,500            22.5           22.5
                               112,500 Class D Warrants                0          112,500            22.5           22.5


    Steven White                                150,000(15)      150,000                0            1.60              0
                                50,000 Class A Warrants           50,000                0            2.22              0
                                50,000 Class B Warrants           50,000                0            2.22              0

    Wolcot Capital, Inc.                         50,000(15)       50,000                0              *               0
                                25,000 Class A Warrants           25,000                0            1.11              0

                                25,000 Class B Warrants           25,000                0            1.11              0

    Vincent Angelico                             50,000(15)       50,000                0              *               0
                                25,000 Class A Warrants           25,000                0            1.11              0
                                25,000 Class B Warrants           25,000                0            1.11              0

    William Chaikin                             341,719(24)      291,719           50,000            3.67              *

    The Chaikin Family Trust                    296,719          246,719           50,000            3.19              *


    Howard Engelman                             262,507(25)      212,507           50,000            2.82              *

    Glenroy Partners                            220,007          170,007           50,000            2.36              *


    Martin Gilman                                78,477           78,477                0               *              0


    The White Family Trust                      418,432(15)      268,432          150,000            4.47           1.62
                                50,000 Class A Warrants           50,000                0            2.22              0
                                50,000 Class B Warrants           50,000                0            2.22              0

    Randy William Frankel                       511,300(15)      511,300                0            5.30              0
                               200,000 Class A Warrants          200,000                0            8.89              0
                              200,000 Class B Warrants           200,000                0            8.89              0

    Greenwood Partners, L.P.                    400,000(15)      400,000                0            4.14              0
                               200,000 Class A Warrants          200,000                0            8.89              0
                               200,000 Class B Warrants          200,000                0            8.89              0

    Silverman Partners                          571,300(15)      571,300                0            5.92              0
                               200,000 Class A Warrants          200,000                0            8.89              0
                               200,000 Class B Warrants          200,000                0            8.89              0


    Henry L Hoffman                            48,576             48,576                0               *              0

    Seymour Zises                              30,000             30,000                0               *              *


    Selig A. Zises                             15,000             15,000                0               *              0

    Sadie J. Cahn                              12,144             12,144                0               *              0

    Barry J. Effron                            12,144             12,144                0               *              0

    Thierry Liverman                           22,844             22,844                0               *              0

    Wayne Steck                                12,144             12,144                0               *              0

    Kimberly L. Peters                         76,144(26)         36,144           40,000               *              *

    Sloane E. Peters                          125,000             25,000          100,000            1.35           1.08

    Austin R. Peters                          125,000             25,000          100,000            1.35           1.08

    Marcia Peters                              14,640              5,000           9,640                *              *

    Andrew Messina                            215,000(27)         35,000          180,000            2.32           1.94

    Stacy E. Messina                          286,572(28)         41,072          245,500            3.10           2.65

    Alexis Messina                             20,000             20,000                0               *              0

    Chloe Messina                              20,000             20,000                0               *              0

------------------
         *        Less than 1%
         ** Assumes the exercise of the warrants and the sale of the shares of common stock issuable upon exercise of the warrants.

(1) Includes 37,500 shares of common stock issuable upon exercise of currently exercisable options.

(2) Includes (a) 628,000 shares held by the Peters Family Trust, of which Sandra
M. Peters is the trustee; (b) 100,000 shares of common stock issuable upon options held by the Peters Family Trust and (c) 34,167 shares issuable upon options held by Mr. Peters. Sandra M. Peters is the wife of Barry Peters. Shares and options of the Peters Family Trust are included as beneficially owned by Barry Peters.

(3) Includes 100,000 shares of common stock issuable upon exercise of currently exercisable options.

(4) Represents 32,500 shares of common stock issuable upon exercise of currently exercisable options.

(5) Represents 37,500 shares of common stock issuable upon exercise of currently exercisable options.

(6) Includes 40,000 shares of common stock issuable upon exercise of currently exercisable warrants and 7,500 shares of common stock issuable upon exercise of currently exercisable options.

(7) Includes 50,000 shares of common stock issuable upon exercise of currently exercisable options.

(8) Includes 50,833 shares of common stock issuable upon exercise of currently exercisable options and 15,000 shares of common stock issuable upon exercise of currently exercisable warrants.

(9) Represents 41,500 shares of common stock, 10,000 shares of common stock issuable upon exercise of currently exercisable warrants, 67,500 shares of common stock issuable upon exercise of currently exercisable options.

(10) Includes 500,000 shares of common stock issuable upon exercise of the Class A warrants, 500,000 shares issuable upon exercise of the Class B warrants, 100,000 shares exercisable upon the exercise of the Class C warrants, 100,000 shares issuable upon the exercise of the Class D warrants, and 100,000 shares of common stock issuable upon exercise of options.

(11) Includes 14,000 shares of common stock owned by W. Stewart Cahn IRA Rollover, of which Mr. Cahn is the beneficiary.

(12) Includes 20,000 shares of common stock issuable upon exercise of currently exercisable options.

(13) Includes 10,000 shares of common stock issuable upon exercise of currently exercisable options.

(14) Includes 15,000 shares of common stock issuable upon exercise of currently exercisable options.

(15) Includes all shares of common stock issuable upon exercise of the Class A Warrants and Class B Warrants held by such securityholder.

(16) Includes

     (1) 39,600 shares of common stock and 100,000 shares of common stock issuable upon exercise of the Class A Warrants and Class B Warrants owned by the Gutman Family Foundation, of which Mr. Gutman is the President and

     (2) 39,200 shares of common stock and 100,000 shares of common stock issuable upon exercise of the Class A Warrants and Class B Warrants owned by the HRG Trust, of which Mr. Gutman is a trustee.

(17) Includes 50,000 Class A Warrants owned by the Gutman Family Foundation, of which Mr. Gutman is the President and 50,000 Class A Warrants owned by the HRG Trust, of which Mr. Gutman is a trustee.

(18) Includes 50,000 Class B Warrants owned by the Gutman Family Foundation, of which Mr. Gutman is the President and 50,000 Class B Warrants owned by the HRG Trust, of which Mr. Gutman is a trustee

(19) Includes 116,757 shares of common stock beneficially owned by Joseph and Augustus LaRocca as joint tenants.

(20) Includes all shares of common stock issuable upon exercise of the Class A Warrants, Class B Warrants, Class C Warrants and Class D Warrants held by such securityholder.

(21) Includes 100,000 shares of common stock and 200,000 shares of common stock issuable upon exercise of the Class A Warrants and Class B Warrants owned by Gobal Wire & Cable Pension, of which Mr. Szakacs is the beneficiary.

(22) Includes 100,000 Class A Warrants owned by Global Wire & Cable Pension, of which Mr. Szakacs is the beneficiary.

(23) Includes 100,000 Class B Warrants owned by Global Wire & Cable Pension, of which Mr. Szakacs is the beneficiary.

(24) Includes 246,719 shares of common stock and 50,000 shares of common stock issuable upon exercise of currently exercisable options owned by the Chaikin Family Trust, of which Mr. Chaikin is a Trustee.

(25) Includes 170,007 shares of common stock and 50,000 shares of common stock issuable upon exercise of currently exercisable options owned by Glenroy Partners, of which Mr. Engelman is the general partner.

(26) Includes 6,072 of the 12,144 shares of common stock owned by Ms. Peters and Stacy Messina as tenants in common.

(27) Includes:
    (a) 4,000 shares of common stock owned by Stacy and Andrew Messina as joint tenants; and

    (b) 151,000 shares of common stock owned by Mr. Messina's wife, Stacy, as custodian for their three minor children.

    Excludes 40,000 shares of common stock owned directly by Mr. Messina's two minor children.

(28) Includes:
    (a) 4,000 shares of common stock owned by Stacy and Andrew Messina as joint tenants,

    (b) 151,000 shares of common stock owned by Ms. Messina, as custodian for their two minor children,

    (c) 60,000 shares of common stock owned by Mrs. Messina's husband, Andrew;
        and

    (d) 6072 of the 12,144 shares of common stock owned by Ms. Messina and Kimberly Peters as tenants in common.

    Excludes 40,000 shares of common stock owned directly by Mrs. Messina's two minor children.

The persons or entities named in this table, based upon the information they have provided to us, have sole voting and investment power with respect to all shares of common stock beneficially owned by them. The shares beneficially owned and percentage of ownership are based on the total shares outstanding before this offering and the total shares to be outstanding after the offerings assuming exercise of all of the Class A or Class B Warrants.

                            DESCRIPTION OF SECURITIES

         The following summary of all of the material rights of the common stock, Class A Warrants, Class B Warrants, Class C Warrants and Class D Warrants and is subject to, and qualified in its entirety by, the provisions of our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws that are referenced as exhibits to this Registration Statement.

COMMON STOCK

         As of the date of this prospectus we are authorized to issue up to 25,000,000 shares of common stock, $.001 par value. As of the date of this prospectus, there are 9,248,476 shares of common stock issued and outstanding. Holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefore. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding senior securities, subject to the rights of holders of preferred stock. Holders of common stock have no preemptive rights and have no rights to convert their common stock into any other securities. The outstanding shares of common stock are, and the shares of common stock issuable upon exercise of the warrants will be, when issued, validly issued, fully paid and nonassessable. The holders of common stock are entitled to one vote per share on each matter submitted to a vote of stockholders.

PREFERRED STOCK

         As of the date of this prospectus we are authorized to issue up to 5,000,000 shares of preferred stock, $.001 par value per share. The preferred stock may be issued in one or more series, on such terms and with such rights, preferences and designations as our board of directors may determine except to the extent set forth in our Amended and Restated Articles of Incorporation. The preferred stock may be issued without action by our stockholders. As of the date of this prospectus, there were no outstanding shares of preferred stock. Any future issuance of preferred stock could adversely affect the rights of the holders of common stock, and therefore reduce the value of our common stock. In particular, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with, or sell our assets, to a third-party, which would preserve control by the present owners.

THE CLASS A AND CLASS B WARRANTS

         As of the date of this prospectus, we have outstanding:

         o 2,250,000 Class A Warrants exercisable until October 1, 2005 for 2,250,000 shares of common stock at a price of $1.375 per share of common stock, subject to the company's right to redeem the warrants for $.10 per warrant as discussed below; and

         o 2,250,000 Class B Warrants exercisable until October 1, 2005 for 2,250,000 shares of common stock at a price of $1.625 per share of common stock.

         We issued the warrants in connection with a private placement of common stock and detachable Class A Warrants and Class B Warrants in November and December 2000. Under the terms of the subscription agreement, we were required to file a registration statement covering the common stock, the warrants and the common stock issuable upon exercise of the warrants within thirty days of the closing of the private placement. The registration covering such securities became effective in March 2001.

         Warrants may be exercised in whole or in part from time to time until they expire or have been fully exercised. As of the date of this prospectus, warrant holders holding unexercised Class A and Class B Warrants have the right to acquire 4,500,000 shares of common stock. Other rights and characteristics of the warrants are described below.

         We are obligated to register the warrants and the common stock issuable upon exercise of the warrants. If we fail to maintain the effectiveness of the registration statement covering such securities, the exercise price of both the Class A Warrants and the Class B Warrants will be reduced to $0.25 and the warrants may be exercised at any time on a cashless basis.

         We have the right to redeem the Class A Warrants at any time at $.10 per warrant, upon 30 days prior written notice, if the following two conditions are met:

         (1) the closing bid price of our common stock must exceed $2.50 per share, subject to adjustment for stock splits and reclassification, for 14 consecutive trading days, and

         (2) the warrants and the common stock issuable upon exercise of the warrants must be covered by an effective registration statement for a period of 30 consecutive days preceding the date that we give the notice of redemption.

         The holders of the Class A Warrants may exercise the warrants and purchase our common stock at any time after we give the notice of redemption and prior to the date that we redeem the Class A Warrants. If the holders of the Class A Warrants do not exercise the warrants, and the Class A Warrants are redeemed by us, Class A Warrant holders will lose their right to exercise the warrants. We do not have the right to redeem the Class B Warrants.

         If, at any time prior to the exercise of the warrants, we issue to the holders of our common stock any common stock by way of a stock dividend or stock split then the exercise price on the date of such stock dividend or stock split shall be adjusted to a price determined by dividing:

         (1) an amount equal to the number of shares of common stock outstanding immediately prior to such issuance, multiplied by the exercise price in effect immediately prior to such issuance by

         (2) the total number of shares of common stock outstanding immediately after issuance.

         Upon each adjustment in the exercise price resulting from a stock split or stock dividend, the number of shares issuable upon exercise of the warrants shall be adjusted by dividing the aggregate exercise price of the warrants in effect immediately prior to such adjustment by the exercise price in effect immediately after such adjustment. Notice of each adjustment and each such readjustment shall be promptly mailed to the holders.

         If we consolidate with or merge into another corporation, or sell all or substantially all of our assets as part of a reorganization, or issue a security convertible into our common stock as a dividend on our common stock, or reclassify or reorganize our capital structure, each Class A and Class B Warrant will be replaced by the securities or properties issuable or distributable in respect on one share of common stock upon such consolidation, merger, sale, reclassification or reorganization. We will mail notice of such consolidation, merger, sale, reclassification or reorganization to the holder not less than 15 days prior to such event.

         If we sell all or substantially all of our assets, other than as part of a reorganization, or distribute our assets in dissolution or liquidation for cash, other than as part of such a reorganization, then each Class A and Class B Warrant may be converted into 1/3 of a share of our common stock. We will mail notice of such a transaction not less than 15 days prior to such event. The record date for stockholders entitled to any distribution in connection the transaction shall be 15 days from the date of the mailing of the notice.

         If we issue additional common stock, warrants or rights to acquire common stock and such issuance has a negative economic impact on the value of the Class A or Class B Warrants, the common stock issued with the warrants or the common stock issuable upon exercise of the Class A or Class B Warrants, we will adjust the terms of the warrants to provide terms that are no less advantageous than those of the issuance of the security which is deemed to have caused the negative economic impact on the value of the warrants. Generally, we have agreed that the issuance of common stock at less than $1.00 per share or warrants that may be exercised for common stock at an exercise price which is less than the exercise prices of the warrants are will be deemed to have a negative economic impact on the value of the warrants. However, all the holders of the Class A and Class B Warrants agreed that the issuance of common stock, options or warrants in connection with bridge loans shall not be deemed to have a negative economic impact.

THE CLASS C AND CLASS D WARRANTS

         As of the date of this prospectus, we have outstanding:

         o 500,000 Class C Warrants exercisable until October 1, 2005 for 500,000 shares of common stock at a price of $1.375 per share of common stock, subject to the company's right to redeem the warrants for $1.375 per warrant as discussed below; and

         o 500,000 Class D Warrants exercisable until October 1, 2005 for 500,000 shares of common stock at a price of $1.625 per share of common stock.

         We issued the warrants to six investors in connection with a private placement of 10% secured notes, shares of common stock and detachable Class C Warrants and Class D Warrants in July and August 2001. The Warrants may be exercised in whole or in part from time to time until they expire or have been fully exercised. As of the date of this prospectus, warrant holders holding unexercised Class C and Class D warrants have the right to acquire 1,000,000 shares of common stock. Other rights and characteristics of the warrants are described below.

         Under the terms of the subscription agreement, we were required to file a registration statement covering the common stock issued in the July and August 2001 private placement and the common stock issuable upon exercise of the Class C warrants and the Class D warrants within thirty days of the closing of the private placement. The warrantholders have waived their rights to have the warrants registered. The registration statement covers such securities became effective in August, 2001. If at any time prior to March 30, 2006 we fail to maintain the effectiveness of such registration, the holders can demand that we register their securities. The holders of such securities also have "piggyback" registration rights if at any time prior to March 30, 2006 we propose to file any registration covering any securities and there is no registration statement in effect covering the common stock and Class C and Class D Warrants.

         We have the right to redeem the Class C Warrants at any time at $0.10 per warrant, upon 30 days prior written notice, if the following two conditions are met:

         (1) the closing bid price of our common stock must exceed $2.50 per share, subject to adjustment for stock splits and reclassification, for 14 consecutive trading days, and

         (2) the common stock issuable upon exercise of the warrants must be covered by an effective registration statement for a period of 30 consecutive days preceding the date that we give the notice of redemption.

         The holders of the Class C Warrants may exercise the warrants and purchase our common stock at any time after we give the notice of redemption and prior to the date that we redeem the Class C Warrants. If the holders of the Class C Warrants do not exercise the warrants, and the Class C Warrants are redeemed by us, Class C Warrant holders will lose their right to exercise the warrants. We do not have the right to redeem the Class D Warrants.

         If, at any time prior to the exercise of the warrants, we issue to the holders of our common stock any common stock by way of a stock dividend or stock split then the exercise price on the date of such stock dividend or stock split shall be adjusted to a price determined by dividing:

         (a) an amount equal to the number of shares of common stock outstanding immediately prior to such issuance, multiplied by the exercise price in effect immediately prior to such issuance by

         (b) the total number of shares of common stock outstanding immediately after issuance.

         Upon each adjustment in the exercise price resulting from a stock split or stock dividend, the number of shares issuable upon exercise of the warrants shall be adjusted by dividing the aggregate exercise price of the warrants in effect immediately prior to such adjustment by the exercise price in effect immediately after such adjustment. Notice of each adjustment and each such readjustment shall be promptly mailed to the holders.

         If we consolidate with or merge into another corporation, or sell all or substantially all of our assets as part of a reorganization, or issue a security convertible into our common stock as a dividend on our common stock, or reclassify or reorganize our capital structure, each Class C and Class D Warrant will be replaced by the securities or properties issuable or distributable in respect on one share of common stock upon such consolidation, merger, sale, reclassification or reorganization. We will mail notice of such consolidation, merger, sale, reclassification or reorganization to the holder not less than 15 days prior to such event.

         If we sell all or substantially all of our assets, other than as part of a reorganization, or distribute our assets in dissolution or liquidation for cash, other than as part of such a reorganization, then each Class C and Class D Warrant may be converted into 1/3 of a share of our common stock. We will mail notice of such a transaction not less than 15 days prior to such event. The record date for stockholders entitled to any distribution in connection the transaction shall be 15 days from the date of the mailing of the notice.

         If we issue additional common stock, warrants or rights to acquire common stock which are deemed "Competing Interests", and such issuance has a negative economic impact on the value of the Class C or Class D Warrants, the common stock issued with the warrants or the common stock issuable upon exercise of the Class C or Class D Warrants, we will issue additional shares of common stock at no additional cost to the holders so that the terms of the Class C and Class D Warrants are no less advantageous than those of the Competing Interests. Generally, we have agreed that the issuance of common stock at less than $0.20 per share or warrants that may be exercised for common stock at an exercise price which is less than the exercise prices of the warrants will be deemed to be "Competing Interests".

REGISTRATION RIGHTS

         The shares of common stock and all of the warrants offered in connection with this prospectus were issued in transactions in which we granted the purchasers registration rights. We have obtained waivers from all the holders of the Class C and Class D warrants regarding our need to register their warrants. Except with respect to the securities registered under this prospectus and the registration rights granted to the holders of the Class C and Class D Warrants, we do not have any other securities in which the holder has the right to require us to register securities. We may issue securities in the future and grant the holders of those securities the right to cause us to register said securities.

SHARES ELIGIBLE FOR FUTURE SALE

         Future sales of substantial amounts of common stock in the public market could adversely affect market prices prevailing from time to time. Under the terms of this offering, the shares of common stock being sold by the selling securityholders may be resold without restrictions or further registration under the Securities Act of 1933, except that any shares held or purchased by our "affiliates," as that term is defined under the Securities Act, may generally only be sold in compliance with the limitations of Rule 144 under the Securities Act.

         Approximately 3,032,000 outstanding shares of common stock not included in this offering are restricted securities within the meaning of Rule 144 and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemption from registration offered by Rule 144. These shares became freely tradable under Rule 144 at various times between January 2001 and September 2001. In general, under Rule 144, as currently in effect, a person who has beneficially owned restricted shares for at least one year, including a person who may be deemed to be our affiliate, may sell within any three-month period a number of shares of common stock that does not exceed a specified maximum number of shares. This maximum is equal to the greater of 1% of the then outstanding shares of our common stock or the average weekly trading volume in the common stock during the four calendar weeks immediately preceding the sale. Sales under Rule 144 are also subject to restrictions relating to manner of sale, notice and availability of current public information about us.

         In addition, under Rule 144(k) of the Securities Act, a person who is not our affiliate, has not been an affiliate of ours within three months prior to the sale and has beneficially owned shares for at least two years would be entitled to sell such shares immediately without regard to volume limitations, manner of sale provisions, notice or other requirements of Rule 144.

DELAWARE ANTI-TAKEOVER LAW

         We are subject to the provisions of Section 203 of the Delaware General Corporation Law. Section 203 provides, with certain exceptions, that a Delaware corporation may not engage in certain business combinations with a person or affiliate or associate of such person who is an "interested stockholder" for a period of three years from the date such person became an interested stockholder unless: (1) the transaction resulting, in the acquiring person's becoming an interested stockholder, or the business combination, is approved by the board of directors of the corporation before the person becomes an interested stockholder, (2) the interested stockholder acquires 85% or more of the outstanding voting stock of the corporation in the same transaction which makes it an interested stockholder (excluding shares owned by directors who are also officers, and excluding certain employee stock option plans) and (3) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least 66% and 2/3 of the corporation's outstanding voting stock at an annual or special meeting excluding shares owned by the interested stockholder. Except as otherwise specified in Section 203, an "interested stockholder" is defined as
(a) any person that is the owner of 15% or more of the outstanding voting stock of the corporation, (b) any person that is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder or (c) the affiliates and associates of any such person. By restricting our ability to engage in business combinations with an interested person the application of Section 203 to us may provide a barrier to hostile or unwanted takeovers. Under Delaware law, we could have opted out of Section 203 but elected to be subject to its provisions.

TRANSFER AGENT

         The transfer agent and registrar for the common stock and warrants is Manhattan Transfer Registrar Company which is located at 58 Dorchester Road, Lake Ronkonkoma, New York 11779, telephone (631) 585-7341, facsimile (631) 585-7569.

              DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

         Our directors and officers are indemnified as provided by Section 145 of the Delaware General Corporation Law and Article Seventh our Certificate of Incorporation, as amended. Under Section 145 of the Delaware General Corporation Law, directors and officers may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation - a derivative action) if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such an action. Moreover, the Delaware General Corporation Law requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under the certificate of incorporation of a corporation or any by-law, agreement, vote of stockholders or disinterested directors, or otherwise.

         The Delaware General Corporation Law and Article Seventh of our certificate of incorporation both provide that no director shall be personally liable to a corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director, except:

         (i) for breach of the director's duty of loyalty to the corporation or its stockholders;

         (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

         (iii) pursuant to Section 174 of the GCL; or

         (iv) or any transaction from which the director derived an improper personal benefit.

         In addition, Article Seventh of our certificate of incorporation provides that if the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors then the liability of our directors shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended.

         We have been advised that in the opinion of the SEC indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, and controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

                       ORGANIZATION WITHIN LAST FIVE YEARS

         We were incorporated February 2, 1997 under the laws of the state of Delaware.


                             DESCRIPTION OF BUSINESS

         We are an early stage business that began operations in February 1997 for the purpose of servicing the international demand for medical diagnostic tests, laboratory equipment and plastic and glass disposables used in laboratories.

         We have developed a menu of more than 1,000 products through contract manufacturing and original equipment manufacturing agreements and brand labeled products. As such, any customer can obtain a large selection of laboratory diagnostic test kits and laboratory supplies from one source as both a supplier and exporter. This eliminates the multiple freight costs incurred when it is necessary to buy laboratory products from many exporters. The products are marketed through our distributor network and our website, www.GLOBALeMED.com, which is also accessible through its other Internet addresses: www.labtestkits.com and www.worlddiagnostics.com.

         We have developed and distributed, under our own brand name, a range of rapid tests that can be administered in a doctor's office to test diseases, such as infections, cancers, chemical dysfunctions and organ dysfunctions, in addition to other medical diagnostic tests, and plastic and glass disposables used in laboratories. Our various rapid diagnostic test kits incorporate genetically engineered technology to diagnose infectious diseases, such as HIV, cholera, hepatitis and tuberculosis, as well as various sexually transmitted diseases. These products provide accurate and cost-effective diagnosis of acute and chronic conditions in the areas of reproductive health, viral and bacterial infectious diseases, gastrointestinal, hormonal, and autoimmune disorders, cancer and cardiac markers, therapeutic drugs and drugs of abuse testing. Our products are made to specifications through a network of suppliers and contract manufacturers, many of which are interchangeable.

         We sell our medical diagnostic test kits and plastic and glass disposables used in laboratories through a network of 88 distributors covering 80 countries in conjunction with our GLOBALeMED website. Our GLOBALeMED business-to-business interactive transactional and informational website serves as a convenient, easy, quick and effective solution to the one-stop product needs of medical professionals to purchase products and to access critical data and technical support online.

         In March 1998, we began to market our products by providing a limited menu of medical diagnostic tests that we offered for sale through international distributors serving particular countries. In May 1998, we acquired the assets of Health Tech International, Inc., which consisted primarily of distribution agreements and certain technology for rapid diagnostic tests. This transaction was treated as a combination of companies under common control with us as the surviving company. In July of 1999, we received certificates of registration for product sales including a Certificate of Foreign Government and a Certificate of Exportability 801(e) from the U.S. Department of Health and Human Services. Each of these certificates recognizes us as being FDA compliant with regard to those of our products it covers. The difference is that the Certificate of Foreign Government states that the products are good for sale in the U.S. and for export, and the Certificate of Exportability states that the products are good for export only. The FDA requires that to ship in vitro diagnostic tests, which are tests performed outside the body, a company must be registered to ship these products from the U.S.

         In March 1999, we posted our initial website, www.labtestkits.com, which we used to recruit new distributors. In June 1999, we added a rudimentary electronic shopping cart to the website, making it a fully transactional website for purchasing medical diagnostic test products online.

         In September 1999, we began the design of our GLOBALeMED interactive transactional and informational website, which became operational in November 1999. Local sites were launched in Chile and Romania in February 2000, and in South Africa in March 2000. As of July 2001, we have established twenty such localized websites. In South America, sites have been established for Argentina, Chile, Uruguay and Venezuela. In Europe, sites have been established for Austria, Czech Republic, Hungary, Italy, Poland and Romania. In the Caribbean, sites have been established for Aruba, Dominican Republic, Dutch Antilles, Jamaica and Trinidad and Tobago. In Africa and the Middle East, sites have been established for South Africa, Saudi Arabia and Egypt. In Asia sites have been developed for South Korea and Vietnam.

         The GLOBALeMED system is designed to permit participants in each country to purchase our product offerings online and to obtain technical information, product support and training. These localized websites are portals to and, therefore, provide for centralized online purchasing through our GLOBALeMED website. At the same time, each local website serves as a resource for news and information concerning healthcare matters of community interest in that particular country, such as content provided by professional societies, event calendars, bulletin boards, publications, information about our local GLOBALeMED representative and hyperlinks to other related local and global websites. The GLOBALeMED system provides access to authoritative medical data through search engines and alliances with internationally recognized organizations, enabling professionals and businesses to obtain both local and global healthcare and medical laboratory information. In addition, a technical staff is available by telephone, fax, e-mail or online through our website to support customers. The continuing implementation of our GLOBALeMED system is dependent upon our ability to continue to raise additional financing.

         Our revenues are derived primarily from South America, the Caribbean and Eastern Europe, with Western Europe, Asia, the Middle East and Africa representing our secondary source of revenues. For the fiscal year ended March 31, 2001, our largest customer accounted for approximately 12 % of our revenues and 14 % of our revenues for the year ended March 31, 2000. Our sales grew to $2,203,534 for the year ended March 31, 2001 from approximately $1,463,417 for the year ended March 31, 2000.

E-COMMERCE

         The Internet has created new opportunities for conducting commerce, streamlining complex processes, lowering costs and improving productivity. Through the Internet, we are able to communicate with a large number of buyers throughout a highly fragmented market and provide these buyers with a range of products, technical information and support. Currently less than 1% of sales are transacted through direct online purchases, but we do obtain a substantial number of leads through the Internet that result in business. We are trying to create a brand image by providing information and technical support and eventually expect to convert people to direct online purchases as the international community becomes more confident with transacting purchases on line. We enable distributors and end users of medical diagnostic tests and plastic and glass disposables used in laboratories to efficiently identify, evaluate and buy over 1,000 of our products through our website via an Internet based purchasing solution.

         Our GLOBALeMED system is comprised principally of the following elements:

         o    Industry Focused Transactional Website

         o    Online Technical Support and Training Aids

         o    Medical News and Information throughout the World

         o    Community of Professional Interests

         o    Global and Localized Website Orientation

         o    Links to Other Websites for Authoritative Data

BRAND EQUITY

         We are concentrating on building brand equity through our distributor network, branded product sales, and through the GLOBALeMED system. Our management considers brand equity to be important to build growth and recurring revenues.

         Our company name image and brand equity consists of the following components:

         o    World Diagnostics, WDI and GLOBALeMED

         o "Smart Check," "Smart Strip" and "Avantage", "Smartlyte" and "Smartwell" products marketed under the WDI label

         We plan to continue building brand equity through advertising, marketing seminars and alliances that serve to increase sales and drive customers to our GLOBALeMED website. These include:

         o Local and global advertising in trade publications, newsletters, medical journals and healthcare publications

         o Educational seminars for professional societies on a country-by-country basis

         o    Trade shows and special events for medical professionals

         o Direct marketing initiatives and special promotions for local groups

         o Public awareness campaigns with government and non-government organizations

         o Partnering with local ISPs and portals on a global and by country basis

         o Establishing marketing alliances with medical websites and businesses

MARKET OVERVIEW

         The 1999 worldwide market for in vitro diagnostic test products using urine, blood and saliva specimens to test for diseases is estimated to be $19 billion annually, of which approximately 40 % is in the U.S., 26 % is in Europe, 12 % is in Japan and 22 % is in recently developed economies and emerging market countries. (Source: Diagnostic Consulting Group, from a report commissioned by us). The moderately developed and emerging markets, with aggregate market size estimated to be approximately $4.2 billion, has two components: public and private sectors. (Source: U.S. Department of State 1999). The World Health Organization estimates that infectious diseases are responsible for almost half of the mortality in developing countries. Of persons worldwide who are HIV positive, 95 % are in Latin America, the Caribbean, Africa and Asia.

         Diagnostic product sales are driven by several factors, including:

         o The need for easier methods to diagnose disease states or medical disorders so as to enable effective physician response to the patient.

         o Recognition that diagnostic products afford early detection of diseases or medical disorders.

         o Prompt response to increases in infectious disease disorders through rapid diagnosis and isolation of infectious individuals.

         o Government policies to contain or decrease costs to the medical and social system and to contain epidemic situations.

         The vast majority of international end users typically buy from numerous relatively small local distributors that often stock a limited range of test kits and lack the expertise to provide timely delivery and technical support. Smaller international accounts in highly fragmented markets have been less desirable for large corporations as these accounts are too expensive to be managed or directly sold to by large corporations.

         We believe that in moderately developed economies and emerging markets, price, availability of products, ease of use and technical support are of major importance. We also believe that in emerging markets identifying and containing infectious disease disorders is of primary importance. As a result, there is a need to minimize costs to the medical and social system for the general health and welfare improvement of populations as well as containing epidemic situations. Moreover, we believe that population control is a growing area in diagnostic product sales behind infectious diseases for the emerging markets countries. Organizations such as USAID and the World Bank are supporting international funding in this area.

PRODUCTS

         Our current catalog of approximately 1,000 products offers a comprehensive commonly used range of medical diagnostic test kits and plastic and glass disposables used in laboratories, which are made to specifications by various manufacturers and suppliers, as well as in generic form and packaged under our label. Included in our products are sophisticated point of care tests that measure the:

         o level of cardiac markers in the blood, such as Tropinin I, which enables the diagnosis of and indicates the severity of heart muscle damage after myocardial infarctions;

         o presence of cancer markers, such as prostate specific antigen, to screen for prostate cancer;

         o presence of sexually transmitted diseases, such as HIV, Gonorrhea, Chlamydia, Syphilis; and

         o presence of infectious diseases, such as cholera, tuberculosis, dengue fever, rotovirus, rubella and HCV.

         In June 1998, we received certification of the sensitivity and efficacy for our whole blood rapid HIV-1 and HIV-2 tests from the World Health Organization Special Program for Sexually Transmitted Diseases, which is a leading product for revenue growth in certain countries. These tests, which have been designed for us, are advanced technologies having a 100 % positive predictor value. The World Health Organization defines a positive predictor value as the frequency of detecting truly infected persons among all those persons with positive results. These HIV tests have been designed through genetic engineering to identify HIV 1 and HIV 2, sub type 0 and sub type C seroconverter blood markers, which are critical for early identification and complete screening purposes. Concurrently with achieving World Health Organization certification, we launched our first rapid test product requiring no instrumentation and, since then, have significantly expanded this product line.

         Our diagnostic product line consists of six main groups and is marketed under the World Diagnostics Inc. or the WDI label.

         o Qualitative Rapid Diagnostic Tests Used at the Point of Care Product brand name "Smart Check" and "Smart Strip" for HIV, syphilis, ovulation, pregnancy, drugs of abuse, and others tests used for infectious and immune complexes. These tests can be used at the time a patient visits a doctor's office, and the results do not have to be sent away to a laboratory to be processed and, in fact, are ready within minutes. These tests only provide "pass/fail" or "positive/negative" results.

         o    Clinical Chemistry Reagents
              These are chemicals that have reactions with human blood to provide results about blood chemistries that regulate body function. They provide quantitative result. This product group is fundamental to all laboratory operations. While it is mature, it continues to be a widespread mode of clinical testing.

         o    Quantitative Laboratory Tests
              Product brand name "Avantage" for blood banking, hormones, cancer markers, infectious diseases, allergy, fertility, gastrointestinal, immune and other disorders. These tests require the skill of a trained laboratory technician and a laboratory environment. Test results take hours or days to obtain, depending on the test, and require sophisticated medical device equipment for analysis. The results of these tests are quantitative and, therefore, are measurable to enable definitive assessment of the state of a disease. They are also sensitive to minute blood changes in determining the existence of disease states.

         o    Routine Urine and Latex Agglutination Tests
              Latex agglutination is a test format that uses latex particles, for their binding capacity, to capture foreign substances in the blood for analysis. They provide qualitative results like the point of care tests, but due to the age of this technology, they still need to be administered in a laboratory by a skilled laboratory technician. These products are demanded in emerging markets, offer lower sensitivity; but sometimes are preferred by some governments because they are inexpensive.

         o    Laboratory Equipment
              This is a category of medical devices that processes human bodily fluids in order to obtain quantitative information about bodily functions, such as blood chemistry, cancer, infections or hormone tests.

         o    Miscellaneous Laboratory Supplies
              This refers to that category of disposable products that are used in a laboratory, such as needles, band aids, syringes, tubes culture swabs, sterile containers, containers to hold reagents, blood drawing devices and thermometers.

The following table sets forth our revenues from each of our six main product groups for the year ended March 31, 2001, and 2000 and for the three months ended June 30, 2001 and 2000:

                                                 for the year ended                 for the three months ended
                                                      March 31,                              June 30,
(000's)                                          2001             2000                2001              2000
                                          --------------    ------------        --------------    --------------
Qualitative Rapid Point
of care Diagnostic Tests                   $        779       $    439           $        263      $        181
Clinical Chemistry Reagents                         363            274                    123               113
Quantitative Laboratory Tests                       332            287                    112               118
Urine & Latex Agglutination Tests                   308            185                    104                76
Laboratory Equipment                                289            169                     98                70
Miscellaneous Laboratory Supplies                   133            109                     45                45
                                          --------------    -----------         --------------    --------------
              Total Revenue                $      2,204       $  1,463           $        745      $        603
                                          ==============    ===========         ==============    ==============

TECHNOLOGY

         We employ technologies utilizing some of the most modern "formats" available in the medical laboratory diagnostics industry. Format refers to the platform under which animal and human proteins are utilized to determine quantitative or qualitative test results. We market diagnostic test kits covering chemical reagents that quantify human blood chemistry, immunoassays, which are tests that use a human antibody to measure a foreign substance, such as a germ, and rapid diagnostic tests that are used at the time a patient visits a doctor's office. While most diagnostic kits are very similar in how they are used and the manner in which results are provided, we believe that our tests are easier to use and provide faster results than those of our competitors.

         Protein molecules called antibodies react with, or bind to, specific antigens, such as other antibodies, viruses, bacteria, hormones and drugs. The antibodies produced in response to a particular antigen bind specifically to that antigen. This characteristic allows for a wide range of diagnostic applications. The ability to detect the binding of antibodies to target antigens forms the basis for immunodiagnostic testing. Antibodies are typically deposited onto a solid petrochemical product that is used to make latex. A chemical that serves as a pointer to identify the presence of a human antibody, indicating the presence of illness, is then either incorporated onto the solid petrochemical or added separately once the solid petrochemical has been exposed to the test sample. If the target molecule is present in the test sample, the chemical that serves as a pointer to identify the presence of a human antibody, indicating the presence of illness, produces a visually identifiable color change in response to the resulting antibody reaction with the antigen. This provides a clear rate of color or endpoint color development for easy visual verification of the test results. Using this platform, whether as a qualitative or quantitative test, allows measurement of disorders covering product areas such as infectious diseases, cancer markers, hormones, immune disorders, fertility, therapeutic and drugs of abuse, serology, virology and microbiology.

         Natural immune systems of the human body produce antibodies to defend against abnormalities such as bacteria, viruses and cancer. Antibodies are produced in specific shapes and composition to attack and immobilize these abnormalities. Our tests use antibodies and antigens that are genetically engineered to be highly specific in measuring the substance that the test is designed to detect. As a result of such specificity, genetically engineered antibodies or antigens also detect such abnormalities earlier than naturally formed antibodies. We offer four primary delivery system formats using the genetically engineered antigens:

         (1) Dipsticks. Dipsticks are thin plastic strips, with cellulose membrane on top of the plastic, coated with antibodies in the form of two lines. The antibody will react and bind to the substance that one is trying to detect in bodily fluid. The strip is dipped into the specimen and the sample fluid migrates through capillary action up the two bands. The first band contains the antibodies, and the second is a control band which confirms that the device is working. The appearance of one band means that only the control band has reacted and indicates a negative result. If two bands are present, then the test is positive.

         (2) Flow-through cassettes. The principle is the same as the strip using cellulose membrane, except that gravity is used pass the specimen through membranes that filter the antibody in individual layers in order to capture and bind the antibody to the substance being detected. Binding results in the appearance of a dot instead of a band. As with the dipstick, if one dot appears, only the control has reacted, and the test is negative. If two dots are present, then the test is positive.

         (3) Microwell tests. Microwell tests are quantitative tests that use a plastic plate with 96 small wells set out in 12 rows of 8 wells each. Antibodies to the substance that the test is designed to detect are pre-coated to the wells. A specimen is introduced into the microwell and incubated. Then a protein is added, along with a color developer, that tags or indicates the presence of the particular substance being measured, if any exists. After further incubation, the depth of the color of each well is a direct correlation to the quantity or level of the substance being tested for.

         (4) A one-step lateral flow delivery system. This is very similar to the dipstick, except that there is a plastic cassette that holds the plastic strip so that it lays flat on a table or counter. The strip is not touched or dipped into the fluid. Instead, the fluid is dripped onto the strip. The mechanics of the test to determine a positive or negative result are the same as those of the dipstick.

         While most diagnostic test formats utilize a basic antibody antigen concept, the four formats developed provide advanced technology and differ in terms of speed, ease of use, sensitivity, and specificity to address the particular needs of different tests.

MANUFACTURING

         We obtain in vitro diagnostic products through various contract arrangements with 36 primary manufacturers and suppliers. We inspect and test for quality control upon receipt of these products and periodically conduct field audits of our suppliers to insure conformity to specifications and delivery schedules. These products come in many forms, such as enzymatic clinical chemistry products, which are chemical reagents that quantify human blood chemistry; quantitative immunodiagnostic assays, which are tests that use a human antibody to measure the level of a foreign substance in the blood; rapid point of care tests, which are tests that can be administered in a doctor's office without the aid of a laboratory, and detect human medical conditions and illnesses.

         Product packaging and quality control are located in Miami Lakes, Florida. Supplies are generally sourced from various laboratories devoted to antigen production, tissue culture, immunochemistry, and certain solid petrochemical coating process and filling. We use biological, chemical and packaging supplies and equipment generally available from multiple competing suppliers. We require all suppliers who manufacture our products to be in compliance with FDA regulations governing the manufacture of medical devices.

         It is our responsibility to verify that each component purchased from various suppliers and incorporated into our products is in conformity with FDA specifications.

MARKETING AND DISTRIBUTION

         We intend to utilize our product positioning, advanced technology and GLOBALeMED interactive transactional and informational website to meet the needs of our distributors and end-user customers. Our strategy is to make our distributor base into an effective network of localized representatives that expand our sales through conventional distribution methods and, at the same time, promote and market our GLOBALeMED system. Distributors typically fulfill this function by first providing basic distribution of our products within a country and then initiating efforts to have their existing customer base purchase our products directly from our website. Current sales to distributors are direct, and, although distributors receive a discount starting at 20% of our list price if they purchase a large volume of our products, there are no commissions. The distributors mark up the product price as they choose in each country as long as the price does not exceed our published catalog prices. They then receive the difference in price between our cost to them and their cost to the public. There are significant benefits to our distributors when our customers purchase directly from the Internet. Not only does each distributor receive a 10% commission for each Internet sale in such distributor's territory, regardless of the size of the sale, but because the customer pays for the products by credit card through our website, the distributor is no longer required to:

         o    pay duty, freight or VAT on the products;

         o physically go to its country's customs location to have the products cleared through customs;

         o    deliver the products to the customer; or

         o    collect its receivables from the customer.

         During the year ended March 31, 2001 our distributor customer base grew to 88 distributors serving 80 countries from 75 distributors in the year ended March 31, 1999. Through our website, we attract new distributors who offer the capability for us to distribute increasing volumes of our products, promote our brand name in the distributors respective country and service end-user customers. At present, a substantial portion of our sales are derived from our distributor base, many of which use our website to place orders or to promote our product line. We have our highest concentration of revenues from distributors in South America, the Caribbean, and Eastern Europe. These regions accounted for approximately 73 % of our fiscal year 2001 revenues and 75 % of revenues in fiscal year 2000.

         We plan to continue to recruit distributors in order to increase sales and market penetration and use our distributor network as a means to expand our GLOBALeMED system on a country-by-country basis. We are concentrating on those countries and geographic regions where we believe that we will have the greatest opportunity to establish growing market share and critical mass for our GLOBALeMED system. To date, we have established twenty such websites. Our distributors are becoming product support centers and serve as selling representatives to promote end-users to utilize our GLOBALeMED system. The distributor network facilitates and drives transactions through the local website to our global website, where orders are centrally processed. Distributors are able to keep track of order status and fulfillment on a localized basis.

         We concentrate on selling medical diagnostic test kits that are anticipated to have significant repeat business. Once a customer's laboratory has standardized its test menu and reference ranges for our products, there is a good likelihood that we will continue to be the provider of choice because of the need to maintain consistent accurate test results.

CUSTOMERS

         We have recently begun efforts to access new end-user customers and to convert many of our accounts to online purchasers through our GLOBALeMED system. Management expects this process to grow at different rates, depending upon various factors within each country. Although approximately 90 % of our customers are distributors and 10 % are direct end-users, direct end-users account for less than 2 % of our total sales. We are actively marketing our products to direct end-users and make presentations at medical conferences and trade shows worldwide. Our single largest customer accounted for approximately 12 % of our fiscal year 2001 revenues.

         We have established numerous incentives for distributors such as:

         o discounts for pre-payment and prompt payment after delivery of goods,

         o incentive coupons and cumulative value promotions for preferred customers who have good payment records; and

         o other discounts relating to online and special promotional offerings.

         We plan to commence selective advertising and promotional campaigns aimed at end-user customers on a country-by-country base to accelerate the transition of our customer base from distributor to end-user denominated customers.

COMPETITIVE CONDITIONS

         The competitive landscape for Internet e-commerce business solutions in medical diagnostic tests and plastic and glass disposables used in laboratories is extremely fragmented and limited in scope, especially in the international market. Most competitors are sellers of either equipment or medical supplies. Some sell a limited range of diagnostic test products. Websites, the majority of which are in their early stage of development, include a few buying groups, trade associations, some small niche distributors or manufacturers, a few large manufacturers, some publishers, and a handful of virtual malls. About 75% of the websites researched by us were U.S. based. Major medical diagnostic companies, typically European or U.S., traditionally rely upon a master distributor to manage an umbrella distribution network for both public and private sector sales.

         o Each of these companies, however, offers diagnostic tests for only one specialty area, like hematology or cancer diagnosis or AIDS diagnosis. Therefore, while all of these companies, buying groups and trade associations compete with us to the extent that they sell one type of diagnostic test kit in a country where we market our products, we believe that none of these entities offers the wide range of products that we do. In addition, the major medical diagnostic companies are at a disadvantage, because they are not flexible to the customs, regulations and laws of each country in which they operate. By contrast, we do not operate by means of a master distribution scheme, but through localized distributors that are familiar with the customs, regulations and laws of their country.

PATENTS AND TRADEMARKS

         We have not applied for patent protection with respect to any of the products that we have obtained the right to sell or which have been developed for us. We do not expect to file for patent protection within the United States or other countries as relates to product technology because of the low barriers to entry in the market and the relatively short product cycles, as the result of the rapid emergence of new product technologies. We anticipate filing trademark applications for our branded product names including "SmartCheck," "Smartstrip" as well as our "GLOBALeMED" name. We protect our trade secrets through confidentiality and non-competition agreements executed by our employees and suppliers.

GOVERNMENT REGULATION AND FOREIGN GOVERNMENTAL APPROVAL

         We maintain an FDA certified Good Manufacturing Practices facility and have FDA approval for 464 of the approximately 1000 products we offer for sale. We have an FDA Registration Certificate of Foreign Government for FDA approved products. We also have Certificates of Exportability for all non-FDA approved products which are provided by us to distributors who have represented to us that such Certificates of Exportability permit the sale of our products in their respective countries. We believe that the export of these products is in compliance with applicable foreign law. An insignificant amount of our products are sold within the US which are subject to the 1976 Medical Device Amendments to the Federal Food, Drug and Cosmetic Act as amended and/or provisions under the Safe Medical Act of 1990, which governs the manufacture and marketing of medical devices, including in vitro diagnostic test kits, which are kits whose tests are performed outside of the body. In addition to the foregoing, our present and future operations or products may be subject to regulation under the Occupational Safety and Health Act, Environmental Protection Act, Resource Conversion and Recovery Act, Toxic Substances Control Act, Clinical Laboratory Improvement Act and other present or possible future legislation and regulations, as well as by governmental agencies with regulatory authority relating to our business.

EMPLOYEES

         As of October 31, 2001, we had a total of 21 employees, 14 of whom were full-time employees and 7 of whom were part-time employees.

PROPERTY

         Our executive, administrative, technical affairs and warehouse facilities are located in Miami Lakes, Florida, in approximately 10,000 square feet of general use space. The lease commenced March 1, 2001. The term of this lease is for 10 years at $9,100 per month base rent, subject to annual cost of living adjustments. We have the right to terminate the lease at the end of years three and five upon prior notice and payment to the landlord of approximately $170,000 and $100,000, respectively. We have occupied this new facility since March 6, 2001.

LEGAL PROCEEDINGS

         From time to time, we may be a party to certain claims, suits and complaints which arise in the ordinary course of business. Currently, there are no such claims, suits or proceedings, which, in the opinion of management, if decided against, us would have a material adverse effect on our financial position.

                  MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN
                                  OF OPERATION

         The following discussion and analysis should be read in conjunction with the financial statements and notes thereto appearing elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties.

       Fiscal Year Ended March 31, 2001 compared to Fiscal Year Ended March 31, 2000

       For the year ended March 31, 2001, we continued implementation of our GLOBALeMED system on a country-by-county basis. While the growth and further development of the GLOBALeMED system continues to be an important focus, the sales and marketing effort has been concentrated on and is still dependent upon traditional distributors. During the year, further enhancements were made to the GLOBALeMED system, to improve functionality, navigability and ease of use. Although currently less than 1% of our sales are derived from direct purchases over the Internet, the GLOBALeMED system serves as a significant lead generator for new business, recruitment of new distributors and existing distributor sales. It is particularly important in providing online technical support and as a marketing tool to facilitate efficiency in product selection, product evaluation and pricing. We also began shipping product under government contracts for the first time this year, which has added a new source of revenue for us. In connection with our continued expansion, we moved operations to a 10,000 square foot facility in Miami Lakes, Florida in March 2001.

       Results of Operations

       Our revenues for the year ended March 31, 2001 increased by 51% to $2,203,534, from $1,463,417 for the year ended March 31, 2000. The increase in revenues was attributable to (i) product sales to government contracts (ii) an increase in equipment sales (iii) a higher level of sales to existing customers.

       South America, the Caribbean and Eastern Europe are our strongest markets and in combination accounted for 73% of total revenue for the year ended March 31, 2001 compared to 75% of total revenue for the year ended March 31, 2000. The lower percentage contribution to total revenues for these markets points to the strong growth in both the number of distributors and volume of sales in other markets that we sell to and these regions should continue to account for an increasing percentage of our total revenue going forward. The South African government authorized the purchase by its government hospitals and clinics of HIV diagnostic test kits from select approved vendors. South Africa recently granted us approved vendor status, which authorizes the government hospitals and clinics to purchase these kits from us. This is not a contract for the sale of a specified number of test kits. Sales to the South African government and a sale to the government of the United Arab Emirates, accounted for the increase in sales in the Middle East and Africa geographic region.

       Sales of qualitative rapid point of care diagnostic tests continued to show strong growth as a product category, increasing to 35% of revenues, for the year ended March 31, 2001, compared to 30% of revenues, for the year ended March 31, 2000. Laboratory equipment product revenues grew to 13% of revenues, compared to 12% of revenues for the year ended March 31, 2001 and 2000 respectively. Laboratory equipment also accounted for the largest increase in revenues in dollar terms for any product category outside of the qualitative rapid point of care product group. These two product categories are expected to continue as the primary drivers of overall revenue growth both in dollar terms and as a percentage of overall revenue. In the future, revenues of the clinical chemistry reagent category are expected to grow at the same rate as laboratory equipment product revenues because of the use of these products when running laboratory equipment. Revenues from the other product categories will show growth in dollar terms but at lower growth rates, resulting in these product categories comprising lower percentages of total revenue.

       Significant fluctuations in the absolute dollar amount of revenue for each of the six main product groups during the fiscal year ended March 31, 2001 compared to the fiscal year ended March 31, 2000 were caused by:

         o the varying need for particular product groups in different countries;

         o the addition of new distributors who chose to focus their efforts in certain product groups;

         o    the number of distributors in a given country during such years;
              and

         o    our marketing strategy.

       Our marketing strategy is also the primary reason for the growth in the qualitative rapid point of care diagnostic test product group, both in absolute terms and as a percentage of total revenue. Our marketing strategy has affected the growth of other product groups to varying degrees.


       Sales returns have historically, and continue to be insignificant.
       The return rate as a percentage of sales is anticipated to remain at a low percentage.

       Our gross profit on product sales increased to $450,899 in 2001 from $384,556 in 2000. Gross profit as a percentage of sales decreased to 20.5% during the current year, from 26.3% in the prior year. The lower gross profit margin was the result of a change in sales mix and inventory write-downs to adjust for inventory subject to dating. We also embarked on various aggressive marketing promotions to move certain categories of inventory, re-classified by management as non-core inventory. While these inventory items will continued to be offered to customers, management has taken the position that these will be special order items and will not be held in inventory. This had an adverse effect on gross margins for the period. The lower gross margins are expected to continue through the second quarter of fiscal 2002 as we continue to move non-core inventory.


       Selling, general and administrative expense increased to $2,323,360 for the year ended March 31, 2001 from $1,280,598 for the year ended March 31, 2000. The increase in these expenditures is due primarily to the overall growth experienced we have experienced. We have incurred additional expenditures of $223,827 in employee benefits and related expenditures as a result of new hires and improved benefits. Extensive travel and marketing expenses were incurred relating to sales and marketing to develop new markets resulting in additional expenditures of $194,802. Enforcement of new credit policies and extensive management review of all accounts receivable resulted in an additional $81,492 in bad debt expense for the year ended March 31, 2001 versus 2000. Professional and legal fees, and related expenses incurred in connection with various private placements, as well as SEC reporting requirements, which began in the third quarter of fiscal 1999, have resulted in a combined increase of $376,595 in this category of expense for the current year. No significant expenditures for web site development costs have been charged to expense although a previously predicted expenditure for this category called for an expense of approximately 10% of revenues.

       Our net loss for the year ended March 31, 2001 was $1,966,611 or ($0.35) per share compared to a net loss of $1,701,820 or $(0.41) per share for the prior year. The net loss increased as a result of lower margins achieved in the current year and an increase in selling, general and administrative expenses. Non-cash charges associated with equity adjustments of $53,851 and $493,938 were included in the years ended March 31, 2001 and 2000 respectively. Excluding the effect of these extraordinary items, the operating loss increased to $1,912,760 or ($0.34) per share in 2001 from $1,207,882 or ($0.29) per share for the same period in 2000.

       Three Months Ended June 30, 2001 compared to three months ended June 30, 2000

       Results of Operations

       Revenues. Revenues for the three months ended June 30, 2001 were $745,076, an increase of $142,564 or 24%, compared to the three months ended June 30, 2000. The increase in revenues was attributable to an increase in the number of sales generated by distributors, particularly in South America. The following table details the sales breakdown by geographic region:

                               for the three months ended
                                     June 30, 2001            June 30, 2000
                                   ----------------         -----------------
                                                    (000's)
        South America                   $   413                   $  266

        Caribbean                           128                      138

        Eastern Europe                       71                       65

        Middle East and Africa               49                       48

        Pacific Rim                          27                       29

        Domestic                             22                       19

        Western Europe                       20                        7

        Central America                      15                       31
                                   ----------------         -----------------
        Total Revenue                   $   745                   $  603
                                   ================         =================

         South America, the Caribbean and Eastern Europe are the strongest markets for us and in combination accounted for 82% of total revenue for the three months ended June 30, 2001, up from 78% for the three months ended June 30, 2000.

         Sales returns have historically, and continue to be insignificant. Because of extensive product quality control and review, which is conducted prior to product shipment, the return rate as a percentage of sales is anticipated to remain at a low percentage.


         Gross Profit. Our gross profit on product sales increased to $155,264 for the three months ended June 30, 2001 from $127,038 for the three months ended June 30, 2000. Gross profit as a percentage of sales decreased to 20.8% for the three months ended June 30, 2001 from 21.1% in the comparable quarter of 2000. The margin for the quarter was negatively impacted as a result of management's continuing efforts to move certain categories of inventory that are considered as non-core inventory. While these inventory items will continue to be offered to customers, management has taken the position that these will be special order items and will not be held in inventory. The lower gross margins are expected to continue through the second fiscal quarter of 2002.

         Selling, General and Administrative Expense. Selling, general and administrative expense increased to $735,405 for the three months ended June 30, 2001 from $361,912 for the three months ended June 30, 2000. A non-cash charge related to the issuance of stock and options in connection with services of $310,010 was included in the three months ended June 30, 2001. These services are associated with our need to achieve an improvement in its capital structure and position us for a strategic merger, minority interest or alliance that would enable us to achieve our business plan. Excluding the effect of the non-cash charge, selling, general and administrative expense was $425,395. The increase in these expenditures is due primarily to the overall growth we experienced. This category of expense will decrease as a percentage of revenue going forward as: (1) cost cutting measures already implemented minimize the increase in overhead (2) projected revenue growth outpaces the growth in overhead.

         Net Loss. We incurred a net loss of $581,773 or $(0.08) per share for the three months ended June 30, 2001 and reported a net loss of $335,799 or $(0.08) per share for the comparable period in 2000. Excluding the effect of the non-cash charges in the three months ended June 30, 2001, the net loss was $271,763 or $(0.04) per share. A non-cash charge of $89,415 was included in the three months ended June 30, 2000. Excluding the effect of the extraordinary item, the operating loss for the three months ended June 2000 was $246,384 or $(0.06) per share.


         Financial Condition

         At June 30, 2001, we had cash and cash equivalents of $100,478 compared to $283,429 at March 31, 2001. We had negative working capital of $40,911 and positive working capital of $318,727 at June 30, 2001 and March 31, 2001 respectively. We had current assets of $1,291,996 and shareholders equity of $392,049 at June 30, 2001. This compares to current assets of $1,314,984 and stockholders equity of $710,734 at March 31, 2001.

         Liquidity and Capital Resources

         In July 2001, we closed on loans and issued additional shares of common stock and warrants in connection with such financings. Should it be necessary, we believe that we can obtain additional equity financing. In addition, we are continuing to pursue a secured line of financing based on receivables and inventory.

         Since beginning operations in February 1997, we have continued to sustain operating losses that have resulted in the use of its cash reserves. We anticipate that we will continue to incur net losses for the foreseeable future until we are able to generate sufficient revenues from product sales to sustain our operations and fund expenditure related to future growth. We have also undertaken a review of all expense items and initiated cutbacks in various areas.

         There is no assurance that we will generate significant revenue or achieve profitability, or that we will not require additional working capital or other funds at a later date for the maintenance and expansion of operations. There is no assurance that we will be successful in obtaining additional financing or that such financing will be available, nor if such financing becomes available that it would be upon acceptable terms to us.

         The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. We have incurred recurring operating losses, negative cash flows from operating activities and have negative working capital.

         Management's plan initially consists of initiating several actions such as reducing overhead costs to generate working capital and improve operating performances. Additionally, management intends to obtain adequate financial resources through future equity offering or otherwise. There is no assurance, however, that the actions will generate positive results on working capital or that future equity offerings will be successful. If we are unsuccessful in our equity or debt offerings, the results could have a significant adverse effect on working capital and ongoing operations.

         Furthermore, if we are unable to raise additional funds, we may be required to reduce our work force, reduce compensation levels, reduce dependency on outside consultants, modify our growth and operating plans, and even be forced to terminate operations completely.

         Our operations could also suffer:

         o if we are unable to obtain licenses from third parties for the components of our products,

         o if our products liability insurance is not sufficient to cover damages from any claim that may be asserted against us,

         o if we are unable to compete as the technology in the diagnostic test kit field rapidly changes,

         o due to our need to rely on telecommunications infrastructures in foreign countries in order to increase our operations, and

         o due to the regulatory and political risks of doing business in foreign countries.

         For a more detailed discussion of these risks and uncertainties, see "Risk Factors - If we are unable to obtain licenses for the components of our products, the number of products that we sell and, therefore, our revenues may decrease;" "- We have limited product liability insurance and could be required to pay damages exceeding the amount of our insurance;" "- We operate in a highly competitive and technical environment and may not be able to succeed against larger companies with greater resources;" "- We are dependent on telecommunications infrastructure providers to provide our customers with connection to the Internet for access to our websites;" "The continued expansion of our business outside the United States presents us with special risks. These risks could cause us to incur significant expense to do business or may even prevent us from doing business in certain countries;" and "Because we must obtain government approval in each country where our products are sold, a delay by any country to grant us such approval will delay and could hinder our ability to generate sales in that country."

         The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

         The report of our independent certified public accountants in connection with its audited financial statements as of March 31, 2001 and March 31, 2000 and for each of the two years then ended contains an explanatory paragraph indicating factors which create substantial doubt about our ability to continue as a going concern. These factors include recurring net losses since inception and uncertainty surrounding future equity financing through anticipated offerings.

         INFLATION

         The rate of inflation has not had a material impact on our operations. Moreover, if inflation remains at its recent levels, it is not expected to have a material impact on our operations for the foreseeable future.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         During the fiscal years ended March 31, 2001 and March 31, 2000 and for the three months ended June 30, 2001, one of our largest customers was Microlabs, Inc. Purchases by Microlabs, Inc.'s represented approximately 7%, 8% and 14% of our revenues for the fiscal years ended 2001 and 2000 and for the three months ended June 30, 2001, respectively. Trevor Campbell, one of our directors, is the President and owner of Microlabs, Inc.

         In September 2000, we received a $145,000 unsecured bridge loan, bearing interest at the rate of 10% per annum, from Barry Peters, Orna Shulman and Kimberly Peters. This loan was repaid in full in October 2000.



         In July, 2001, we received $50,000 and $10,000 in an unsecured non-interest bearing bridge loan, from the Peters Family Trust, of which Sandra M. Peters is the trustee, and Eliot R. J. Kalter, respectively. In connection with such loans, the Peters Family Trust received 50,000 shares of our common stock and 100,000 3-year options to purchase our common stock at $0.25 per share, and Mr. Kalter received 10,000 shares of our common stock and 20,000 of such options. The options expire on July 2, 2004. The loans were repaid in full in July, 2001.


                             EXECUTIVE COMPENSATION

The following table presents certain specific information regarding the compensation of the President of the Company. No executive officer of the Company received an aggregate salary, bonus and other compensation which exceeded $100,000 during each of the fiscal years ended March 31, 2001, 2000 and 1999.


SUMMARY COMPENSATION TABLE

-------------------------------------------------------------    -----------------------------------------------------
                                   Annual Compensation                            Long Term Compensation
                            ---------------------------------    -----------------------------------------------------
                                                                          Awards                     Payouts
                                                                 --------------------------   ------------------------
                                                                 Securities      Restricted
Name and                                        Other Annual     Underlying      Stock         LTIP       All Other
Principal           Year      Salary    Bonus   Compensation     Options/ SARs   Awards        Payouts    Compensation
Position(s)                   ($)       ($)     ($)              (#)             (#)           ($)        ($)
-------------------------------------------------------------    -----------------------------------------------------
Ken Peters,         2001    58,000    0        0                 0                 0            0          0
President           2000    58,000    0        0                 60,000            0            0          0
                    1999    58,000    5,000    0                 0                 0            0          0
------------------- ------- --------- -------- ---------------   ----------------- ------------ ---------- -----------


OPTION/SAR GRANTS IN YEAR 2001

-------------------- ---------------------- ------------------- ------------------- ----------------- ----------------
Name
                                            Percent of Total
                     Number of Securities   Options/SARs                            Market Price on
                     Underlying Options/    Granted to          Exercise or Base    Date of Grant
                     SARs Granted (#)       Employees in        Price ($/sh)        ($/sh)              Expiration
                                            Fiscal Year         ------------------- ----------------    Date
(a)                  (b)                    (c)                                   (d)                   (e)
-------------------- ---------------------- ------------------- ------------------- ----------------- ----------------
     Ken Peters           60,000 (1)              20.2%               $1.22              $1.22              10/16/05
-------------------- ---------------------- ------------------- ------------------- ----------------- ----------------
     Ken Peters           35,000                  16.2%               $0.25              $0.25              06/30/06
-------------------- ---------------------- ------------------- ------------------- ----------------- ----------------

(1) Granted on October 16, 2000 and vest over a three year period at a rate of one third per year, commencing on 10/16/01.

(2)    Granted on June 30, 2001, 50% vests immediately, 50% vests on 12/31/2001.

COMPENSATION OF DIRECTORS

         We compensate our directors at the rate of $1,500 annually to attend board meetings and, from time to time, grant directors options and / or warrants to purchase shares of our common stock. In June 2001, we issued 50,000 shares of common stock to our directors in lieu of directors fees and for services rendered and options to acquire 155,000 shares at $0.25 per share.

         5,000 shares were issued to Orna Shulman, Nava Swersky Sofer, Barry Peters, Richard Humbert and Trevor Campbell and 25,000 shares were issued to Eliot Kalter.

         15,000 options to acquire shares were granted to each of Orna Shulman, and Richard Humbert, 35,000 options were granted to each of Barry Peters and Ken Peters and 55,000 options to acquire shares were granted to Eliot Kalter. These options were granted at $0.25 per share.

         In May 2000, as an inducement to join our Board of Directors, we granted Richard P. Humbert the right to purchase, for $500, warrants to purchase 10,000 shares of common stock at an exercise price of $3.50 per share. The warrants will be exercisable at any time for a period of 3 years. The shares issued upon exercise of the warrants may not be transferred without the prior written consent of the Company. The $3.50 exercise price per share is subject to adjustment to be equal to the lowest sales price for any equity securities issued by the Company during the period from May 2000 through September 5, 2000. As a result, the warrant exercise price was adjusted to $1.00 per share. The warrant shares are restricted securities under Rule 144 of the Securities Act.


         In June 2000, as an inducement to join our Board of Directors, we granted Orna L. Shulman the right to purchase, for $2,500, warrants to purchase 40,000 shares of common stock at an exercise price of $1.00 per share. The warrants will be exercisable at any time for a period of 3 years. The shares issued upon exercise of the warrants may not be transferred without the prior written consent of the Company. The warrant shares will be restricted securities under Rule 144 of the Securities Act.


CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
FINANCIAL DISCLOSURE

         None.


                                  LEGAL MATTERS

         The legality of the issuance of the securities offered pursuant to this prospectus have been passed upon for us by Herrick, Feinstein LLP, 2 Park Avenue, New York, New York 10016.

                                     EXPERTS

         Our financial statements included in the prospectus, to the extent and for the period indicated in their reports with respect thereto, have been audited by Gerson, Preston, Robinson and Company, P.A, independent certified public accountants, as stated in their reports appearing elsewhere herein, which include explanatory paragraphs regarding our ability to continue as a going concern, and are included in reliance upon such report given upon the authority of that firm as experts in accounting and auditing.




                    HOW YOU CAN GET MORE INFORMATION ABOUT US

         The reports, proxy statements and other information that we file will be available for inspection and copying, for a specified fee, at the SEC's public reference room located at Room 1024, 450 Fifth Street, NW, Washington, D.C. 20549, and the public reference facilities in the SEC's Northeast Regional Office, 7 World Trade Center, New York, New York 10048; and its Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 2400, Chicago, Illinois 60661. Copies of such material may also be obtained at prescribed rates by writing to the SEC's Public Reference Section, 450 Fifth Street, NW, Washington, D.C. 20549 upon payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for more information on the operation of its Public reference Rooms. The SEC also maintains a Web site that contains reports, proxy and information statements and other materials that are filed through the SEC's Electronic Data Gathering, Analysis, and Retrieval system. This Web Site can be accessed at http://www.sec.gov.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
Report of Independent Auditors..........................................    F-2


Consolidated Balance Sheets as of March 31, 2001
         and June 30, 2001 (unaudited)..................................    F-3

Consolidated Statements of Operations for the years ended
         March 31, 2001 and 2000 and for the three months
         ended June 30, 2001 and 2000 (unaudited).......................    F-4

Consolidated Statements of Cash Flows for the years ended
         March 31, 2001 and 2000 and for the three months
         ended June 30, 2001 and 2000 (unaudited).......................    F-5

Consolidated Statements of Shareholders' Equity for the years ended March 31, 2001, 2000 and 1999 and for the three
         months ended June 30, 2001 (unaudited).........................    F-6

Notes to Consolidated Financial Statements..............................    F-7

Board of Directors and Shareholders
World Diagnostics Inc. and Subsidiary

INDEPENDENT AUDITORS' REPORT

We have audited the accompanying consolidated balance sheet of World Diagnostics Inc. and Subsidiary at March 31, 2001 and the related consolidated statements of operations, shareholders' equity and cash flows for each of the two years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of World Diagnostics Inc. and Subsidiary as of March 31, 2001 and the results of its operations and its cash flows for each of the two years then ended, in conformity with accounting principles generally accepted in the United States of America.

The consolidated financial statements referred to above have been prepared assuming that World Diagnostics Inc. will continue as a going concern. As more fully described in Note 3, the Company has incurred recurring operating losses and negative cash flows from operating activities. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans as to these matters are also described in Note 3. The accompanying consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that might result from the outcome of this uncertainty.

July 10, 2001                  /s/ Gerson, Preston, Robinson & Company, P.A.
Miami Beach, Florida           CERTIFIED PUBLIC ACCOUNTANTS

WORLD DIAGNOSTICS, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS

                                                                   March 31,            June 30,
                                                                     2001                2001
                                                             -------------------    --------------
                                                                                     (unaudited)
ASSETS
Current Assets
   Cash and cash equivalents                                         $   283,429       $   100,478
   Accounts receivable, net of an allowance of $99,105                   595,084           726,645
   Inventory, net                                                        357,627           395,557
   Other current assets                                                   78,844            69,316
                                                             -------------------    --------------
       Total current assets                                            1,314,984         1,291,996
Property and equipment, net of accumulated depreciation                  416,297           440,073
Other assets, includes $83,658 of web site development costs             131,306           162,447
                                                             -------------------    --------------
      Total assets                                                   $ 1,862,587       $ 1,894,516
                                                             ===================    ==============


LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities
   Accounts payable and accrued expenses                              $  959,105       $ 1,290,430
   Current portion of deferred rent                                       15,000            15,000
   Current portion of obligations under capital leases                    22,152            27,477
                                                             -------------------    --------------
       Total current liabilities                                         996,257         1,332,907
Deferred rent, net of current portion                                    133,750           130,000
Obligations under capital leases, net of current portion                  21,846            39,560
                                                             ===================    ==============
      Total Liabilities                                                1,151,853         1,502,467
                                                             -------------------    --------------

Shareholders' Equity
   Common stock; $0.001 par value; 25,000,000 shares authorized
     7,255,120 and 8,548,476 shares issued and outstanding                 7,255             8,548
   Additional paid in capital                                          5,318,430         5,580,225
   Accumulated deficit                                                (4,614,951)       (5,196,724)
                                                             -------------------    --------------
      Total Shareholders' Equity                                         710,734           392,049
                                                             -------------------    --------------
      Total Liabilities and Shareholders' Equity                     $ 1,862,587       $ 1,894,516
                                                             ===================    ==============


Read auditors report and notes to financial statements

WORLD DIAGNOSTICS, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                   Year Ended March 31,                Three Months Ended June 30
                                                                  2001              2000                 2001              2000
                                                           --------------    --------------       -------------     --------------
                                                                                                     (unaudited)        (unaudited)

Revenues                                                     $  2,203,534      $  1,463,417           $ 745,076         $  602,512
Cost of goods sold                                              1,752,635         1,078,861             589,812            475,474
                                                           --------------    --------------       -------------     --------------
Gross profit                                                      450,899           384,556             155,264            127,038
Selling, general and administrative expenses                    2,323,360         1,280,598             735,405            361,912
                                                           --------------    --------------       -------------     --------------
Loss from operations before other income and expenses          (1,872,461)         (896,042)           (580,141)          (234,874)
Other income and (expenses):
   Debt extension expense                                          (9,758)          (67,642)                  -                  -
   Interest expense                                               (32,671)         (254,490)             (1,632)           (11,510)
   Other Income                                                     2,130            10,292                   -                  -
                                                           --------------    --------------       -------------     --------------
Loss before extraordinary item                                 (1,912,760)       (1,207,882)           (581,773)          (246,384)
Extraordinary loss on extinguishments of debt                     (53,851)         (493,938)                  -            (89,415)
                                                           --------------    --------------       -------------     --------------
Net Loss                                                     $ (1,966,611)     $ (1,701,820)          $(581,773)        $ (335,799)
                                                           ==============    ==============       =============     ==============
Basic and diluted loss per common share:
   Loss from operations before extraordinary item                 $ (0.34)          $ (0.29)          $   (0.08)        $    (0.06)
   Extraordinary item                                               (0.01)            (0.12)                  -              (0.02)
                                                           --------------    --------------       -------------     --------------
   Basic and diluted loss per common share:                       $ (0.35)          $ (0.41)          $   (0.08)        $    (0.08)
                                                           --------------    --------------       -------------     --------------
Weighted average number of common shares outstanding            5,578,137         4,210,256           7,269,333          4,297,319

Read auditors report and notes to financial statements

WORLD DIAGNOSTICS, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                   Year Ended March 31,                 Three Months Ended June 30
                                                                   2001              2000                2001               2000
                                                              ------------        -----------         ---------         ----------
                                                                                                     (unaudited)       (unaudited)
Cash flows from operating activities
 Net Loss                                                    $ (1,966,611)       $ (1,701,820)        $(581,773)        $ (335,799)
 Adjustment to reconcile net loss to net cash used
 in operating activities:

   Extraordinary loss on extinguishments of debt                   53,851             493,938                 -             89,415
   Options in 2001 and common stock in 2000 issued to
     extend debt                                                    9,758              67,642                 -                  -
   Common stock issued for compensation                            13,100              92,046               656             47,160
   Common stock issued for services                                62,740                   -           241,848                  -
   Options issued for services                                     71,798                   -            68,162                  -
   Issuance costs related to private placement                          -                   -           (47,578)                 -
   Options issued for interest                                     15,915                   -                 -                  -
   Amortization of debt discount                                        -             239,850                 -                  -
   Amortization of unearned compensation                                -               7,840                 -                  -
   Depreciation                                                    46,525              19,288            19,492              6,236
   Inventory Reserve                                               29,470                   -                 -                  -
   Bad Debt expense                                               169,459              87,967                 -                  -
   Loss / (Gain) on disposal of property and equipment             47,133                   -            (1,623)                 -
Changes in operating assets and liabilities:
    Accounts receivable                                          (373,594)           (396,804)         (131,561)          (164,324)
    Inventory                                                    (259,368)            (85,245)          (37,930)          (101,728)
    Other current assets                                          (43,467)            (25,128)            9,528            (12,762)
    Other assets                                                 (124,343)             (2,544)          (31,141)              (157)
    Accounts payable and accrued expenses                         347,507             425,820           331,325            236,742
    Deferred rent                                                  (1,250)                  -            (3,750)                 -
                                                             ------------       -------------         ---------          ---------
         Net cash (used) in operating activities               (1,901,377)           (777,150)         (164,345)          (235,217)
                                                             ------------       -------------         ---------          ---------
Investing activity
                                                             ------------       -------------         ---------          ---------
   Purchase of property and equipment                            (170,996)           (132,400)          (15,991)              (302)
                                                             ------------       -------------         ---------          ---------
Financing activities
  Payments under capital lease obligations                        (15,836)             (9,478)           (2,615)            (2,398)
  Proceeds from notes payable                                     145,000             745,000                 -                  -
  Payment of notes payable                                       (340,000)           (120,000)                -           (125,000)
 Net proceeds from issuance of common stock                     2,485,171                   -                 -            485,000
  Proceeds from issuance of warrants                                  650              16,250                 -                  -
                                                             ------------       -------------         ---------          ---------
        Net cash provided by (used in) financing activities     2,274,985             631,772            (2,615)           357,602
                                                             ------------       -------------         ---------          ---------
Net increase (decrease) in cash and cash equivalents              202,612            (277,778)         (182,951)           122,083
Cash and cash equivalents, beginning of period                     80,817             358,595           283,429             80,817
                                                             ------------       -------------         ---------          ---------
Cash and cash equivalents, end of period                        $ 283,429       $      80,817         $ 100,478          $ 202,900
                                                             ============       =============         =========          =========

Supplemental disclosures of cash flow information:

  Cash paid during the period for interest                   $          -       $       7,397         $   1,632          $       -

Supplemental disclosures of non-cash investing and financing activities:

   Property and equipment acquired through capital
     lease agreements                                        $    167,532       $      41,336         $  34,449          $       -

   Issuance of common stock for the extinguishment of debt   $    475,000       $      70,535         $       -          $ 475,000

   Forgiveness of debt payable to shareholders/directors
     considered to be a capital contribution                 $          -       $      37,412          $      -          $       -

   Issuance of warrants for other assets                     $          -       $       4,250          $      -          $       -

Read auditors report and notes to financial statements

WORLD DIAGNOSTICS, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                          Common Stock
                                                      ------------------       Additional
                                                       Number of                Paid-in     Unearned      Accum.
                                                        Shares      Amount      Capital      Comp.       Defict        Total
                                                       ---------   -------   -----------   ---------   ----------    ---------
 Balance at March 31, 1999                             3,410,737   $ 3,410   $ 1,100,972   $ (7,840)   $ (946,520)   $ 150,022

Issuance of common stock
 for extinguishment of debt
 at $5.25 per share                                      101,090       101       530,622          -             -      530,723

 Issuance of common stock
 from the exercise of common
 stock purchase warrants                                 748,500       749          (749)         -             -            -

 Issuance of common stock
 for extinguishment of debt
 at $5.63 per share                                        6,000         6        33,744          -             -       33,750

 Capital contribution from the
 foregiveness of debt by shareholder/directors                 -         -        37,412          -             -       37,412

Portion of the proceeds from issuance of debt
securities with detachable warrants allocable                  -         -       260,350          -             -      260,350
to the warrants

Loss due to extension of debt                                  -         -        67,642          -             -       67,642

 Issuance of common stock
 for services to non-employees
 at $6.04 and $5.63 per share                             15,500        16        92,030          -             -       92,046

Amortization of unearned
compensation                                                   -         -             -      7,840             -        7,840

Net Loss                                                       -         -             -          -    (1,701,820)  (1,701,820)
                                                    --------------------------------------------------------------------------
Balance at March 31, 2000                              4,281,827   $ 4,282   $ 2,122,023        $ -  $ (2,648,340)   $(522,035)

Issuance of common stock in a private placement           71,440        71       499,929          -             -      500,000
at $7 per share, net of issuance costs

Issuance of common stock
for services                                              73,500        74        62,666          -             -       62,740

Issuance of common stock
to an employee at $1.31 per share                         10,000        10        13,090          -             -       13,100

Conversion of debt and warrants to equity, through       396,913       397       539,851          -             -      540,248
issuance of common stock

Issuance of common stock in a private placement
at $1 per share, plus issuance of one share for          171,440       171        99,829          -             -      100,000
each warrant exchanged

Issuance of common stock in a private placement
at $1 per share, net of issuance costs                 2,250,000     2,250     1,882,921          -             -    1,885,171

Options issued for services                                    -         -        71,798          -             -       71,798

Options issued for interest                                    -         -        15,915          -             -       15,915

Options issued to extend debt                                  -         -         9,758          -             -        9,758

Proceeds of warrant subscriptions                              -         -           650          -             -          650

Net Loss                                                       -         -             -          -    (1,966,611)  (1,966,611)
                                                    --------------------------------------------------------------------------
Balance at March 31, 2001                              7,255,120   $ 7,255   $ 5,318,430        $ -  $ (4,614,951)   $ 710,734
                                                    --------------------------------------------------------------------------
Unaudited:

Issuance of common stock to an employee at $0.25
per share                                                  3,500         3           653          -             -          656

Issuance of common stock at $0.25 per share
for services                                           1,289,856     1,290       240,558          -             -      241,848

Options issued for services                                    -         -        68,162          -             -       68,162

Issuance costs related to private placement                    -         -       (47,578)         -             -      (47,578)

Net Loss                                                       -         -             -          -      (581,773)    (581,773)
                                                    --------------------------------------------------------------------------
Balance at June 30, 2001                               8,548,476   $ 8,548   $ 5,580,225        $ -  $ (5,196,724)   $ 392,049
                                                    --------------------------------------------------------------------------

World Diagnostics Inc. and Subsidiary
Notes to Consolidated Financial Statements

         (Information as of June 30, 2001 and for the three months ended June 30, 2001 and 2000 is unaudited)


1.       NATURE OF OPERATIONS

         World Diagnostics, Inc. (the "Company"), sells medical diagnostic and laboratory products manufactured by contract suppliers. The products are sold predominately through distributors, dealers and through the Company's GLOBALeMED interactive shopping and informational website.

         Substantially all of the Company's sales are made to international distributors.

         The Company was organized in Delaware on February 2, 1997. GLOBALeMED.com, Inc. was organized in Delaware on March 9, 2000.

2.       SIGNIFICANT ACCOUNTING POLICIES

         PRINCIPLES OF CONSOLIDATION. The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. All significant inter-company transactions and balances have been eliminated in consolidation.

         UNAUDITED INTERIM FINANCIAL DATA The unaudited consolidated balance sheet as of June 30, 2001 and the unaudited consolidated statements of operations and cash flows for the three months ended June 30, 2001 and 2000 and the unaudited consolidated statement of shareholders' equity for the three months ended June 30, 2001 have been prepared on the same basis as the audited financial statements and, in the opinion of management, reflect all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the Company's financial position, results of operations and cash flows. The data disclosed in the notes to the financial statements for these interim periods is unaudited. Operating results for interim periods are not necessarily indicative of operating results for an entire year.

         CASH AND CASH EQUIVALENTS. The Company considers highly liquid investments with original maturities of three months or less from the dates of purchase to be cash equivalents.


         INVENTORY. Inventory is stated at the lower of cost or market using the specific identification method. As of June 30, 2001 and March 31, 2001, substantially all inventories represent finished goods held for sale. The Company recorded a reserve of approximately $49,000 as of June 30, 2001 and March 31, 2001, to reduce the carrying amount of the inventory to its net realizable value.


         PROPERTY AND EQUIPMENT. Property and equipment are stated at cost and depreciated using the straight-line method over the estimated useful lives of the assets. Expenditures for repairs and maintenance are generally charged to expense as incurred. Retirements, sales and disposals of assets are recorded by removing the cost and accumulated depreciation from the asset and accumulated depreciation accounts with any resulting gain or loss reflected in income.

World Diagnostics Inc. and Subsidiary
Notes to Consolidated Financial Statements

         (Information as of June 30, 2001 and for the three months ended June 30, 2001 and 2000 is unaudited)


2.       SIGNIFICANT ACCOUNTING POLICIES (CONT'D)

         LONG-LIVED ASSETS. The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In performing the review for recoverability the Company estimates the future cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected future cash flows is less than the carrying amount of the assets, an impairment loss is recognized. Accordingly, impairment loss is the difference between the sum of the estimated future cash flows and the carrying amount of the asset. Management believes that there is no impairment as of June 30, 2001.

         USE OF ESTIMATES. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reported period. Actual results could differ from those estimates.

         FAIR VALUE OF FINANCIAL INSTRUMENTS. The carrying amount of accounts receivable, accounts payable and accrued expenses approximate fair value because of their short duration. The carrying amount of debt approximates fair value because the interest rates are similar to the interest rates currently available to the Company.

         INCOME TAXES. The Company accounts for income taxes under Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes". Under SFAS 109, deferred income tax assets and liabilities are determined based upon differences between financial reporting and tax bases of assets and liabilities and are measured using currently enacted tax rates. SFAS 109 requires a valuation allowance to reduce the deferred tax assets reported if, based on the weight of the evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

         REVENUE RECOGNITION. Revenue is recognized when the product is shipped. Sales returns and sales discounts are deducted from gross sales.

         LOSS PER SHARE. Basic loss per share is computed by dividing loss available to common shareholders by the weighted-average number of common shares for the period. The computation of diluted loss per share is similar to basic loss per share, except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potentially dilutive common shares, such as options, had been issued. Diluted loss per share is not presented because the effects would be anti-dilutive.

World Diagnostics Inc. and Subsidiary
Notes to Consolidated Financial Statements

         (Information as of June 30, 2001 and for the three months ended June 30, 2001 and 2000 is unaudited)


2.       SIGNIFICANT ACCOUNTING POLICIES (CONT'D)

         STOCK BASED COMPENSATION. Statement of Financial Accounting Standard No. 123, "Accounting for Stock Based Compensation", requires that all transactions with non-employees in which goods or services are the consideration received for the issuance of equity instruments be accounted for based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable.

         WEB-SITE TECHNOLOGY AND CONTENT. Technology and content costs consist principally of payroll and related costs for development, editorial systems, consultants and costs of acquired content for the Company's website. Technology and content costs related to planning, development and acquisition of content and operations of the Company's website are expensed as incurred and included in selling, general and administrative expenses. Costs to acquire or develop both hardware and software, needed to operate the site are capitalized and depreciated over estimated useful lives.

3.       GOING CONCERN - UNCERTAINTY

         As shown in the accompanying consolidated financial statements, the Company has incurred recurring operating losses and negative cash flows from operating activities. These conditions raise substantial doubt about the Company's ability to continue as a going concern.

         The Company has initiated several actions to generate working capital and improve operating performances, including equity and debt financing and has instituted cost reduction measures.

         There can be no assurance that the Company will be able to successfully implement its plans, or if such plans are successfully implemented, that the Company will achieve its goals.

         Furthermore, if the Company is unable to raise additional funds, it may be required to reduce its workforce, reduce compensation levels, reduce dependency on outside consultants, modify its growth and operating plans, and even be forced to terminate operations completely.

         The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern and do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that might result from the outcome of this uncertainty.

World Diagnostics Inc. and Subsidiary
Notes to Consolidated Financial Statements

         (Information as of June 30, 2001 and for the three months ended June 30, 2001 and 2000 is unaudited)


4.       PROPERTY AND EQUIPMENT

                                           March 31,   June 30,        Useful
                                              2001       2001          lives
                                           ---------  -----------    ---------
                                           (audited)  (unaudited)

         Leasehold Improvements            $242,411     $242,411      10 years
         Computer equipment and software    131,257      161,029     3-5 years
         Office furniture and equipment      96,029      105,662       5 years
                                           ---------    ---------
                                            469,697      509,102

         Less accumulated depreciation      (53,400)     (69,029)
                                           ---------    ---------
                                           $416,297     $440,073
                                           =========    =========

         Computer equipment and software subject to capital leases at March 31, 2001 and June 30, 2001 included above, is $68,358 and $87,895 respectively, net of accumulated depreciation of $23,195 and $19,871, respectively.

5.       COMMON STOCK

         YEAR ENDED MARCH 31, 2000

         In April 1999, the Company paid the outstanding balance due under a $150,000 promissory note entered into in May 1998 due to a group of investors, including MediaVest, Inc., a company controlled by a shareholder and director of the Company, through the issuance of 101,090 shares of common stock and $45,000 in cash. MediaVest, Inc. was repaid in cash. The fair market value of the common stock was $7 at the date of extinguishments. The restricted common stock could not be sold for a 12 month period from the date of issuance and after that can only be sold in accordance with Rule 144 or other applicable exemption. Due to these restrictions, the Company discounted the fair value of the Company's common stock at the date of extinguishments by 25%. An extraordinary loss of $468,223 was recorded in the statement of operations for the year ended March 31, 2000 representing the difference between the discounted fair market value of the common stock issued and the carrying amount of the note extinguished.

         In April 1999, the Company issued 748,500 shares of its common stock associated with the March 1999 exercise of 748,500 warrants.

         In May 1999, the Company paid the outstanding balance due to various vendors through the issuance of 6,000 shares of common stock. The fair market value of the common stock was $7.50 at the date of extinguishment. The restricted common

World Diagnostics Inc. and Subsidiary
Notes to Consolidated Financial Statements

         (Information as of June 30, 2001 and for the three months ended June 30, 2001 and 2000 is unaudited)


5.       COMMON STOCK (CONT'D)

         stock cannot be sold for a 12-month period from the date of issuance and after that can only be sold in accordance with Rule 144 or other applicable exemption. Due to these restrictions, the Company discounted the fair value of the Company's common stock at the date of extinguishment by 25%. An extraordinary loss of $25,715 was recorded in the statement of operations for the year ended March 31, 2000 representing the difference between the discounted fair market value of the common stock issued and the carrying amount of the accounts payable extinguished.

         In June 1999, two of the Company's shareholders/directors forgave $37,412 in notes payable and other liabilities due from the Company. This was treated as a capital contribution and resulted in an increase of $37,412 in additional paid-in capital.

         In November 1999, the Company authorized the issuance of 205,000 Common Stock Purchase Warrants in connection with the note payable of $410,000. The Warrants are exercisable at any time on or before September 30, 2000 at a price equal to the lower of either $6 per share of common stock or the most recent issue price of World Diagnostics, Inc.'s common stock prior to March 31, 2000. The Warrants do not have registration rights or other conditions. The proceeds from the issuance of the notes payable with the warrants, were allocated between the warrants and the notes payable based on their relative fair values at the time of issuance. The amount allocable to the warrants was $260,350, as calculated using the Black-Scholes Pricing Model, and was accounted for as additional paid-in capital. The difference between the amount allocable to the warrants and the proceeds received from the issuance of the warrants was $239,850 and was accounted for as a debt discount, which was amortized to interest expense.

         In March 2000, the Company authorized the issuance of 8,199 shares of common stock (including 1,000 shares to parties related to a member of the Board of Directors) to extend the due date of the $410,000 note to May 31, 2000. The fair market value of the common stock was $11 per share at the date of extension. The common stock is restricted and can only be sold in accordance with Rule 144 or other applicable exemption. Due to these restrictions, the Company discounted the fair value of the Company's common stock at the date of extension by 25%. The Company recorded $67,642 as a loss due to extension of debt at March 31, 2000.

         During the year ended March 31, 2000, the Company issued 15,500 shares of its common stock to various non-employee consultants for past services rendered. Pursuant to the application of SFAS No. 123 in accounting for the issuance of stock to non-employee consultants, the Company recorded expense based on the fair market value of the shares issued since the fair value of the shares is more reliably measurable. The restricted common stock cannot be sold for a 12-month period from the date of issuance and after that can only be sold in accordance with Rule 144 or other applicable exemption. Due to these restrictions, the Company discounted

World Diagnostics Inc. and Subsidiary
Notes to Consolidated Financial Statements

         (Information as of June 30, 2001 and for the three months ended June 30, 2001 and 2000 is unaudited)


5.       COMMON STOCK (CONT'D)

         the fair value of the Company's common stock at the date of issuance by 25%. Due to the issuance of the shares, the Company recorded $92,046 in selling, general and administrative expenses in the statement of operations for the year ended March 31, 2000.

         YEAR ENDED MARCH 31, 2001

         In June 2000, the Company completed a private placement of $500,000, consisting of 71,440 shares of the Company's common stock priced at $7 per share and warrants, exercisable at $7 or exchangeable, without additional cash consideration but subject to certain performance contingencies being met, for an additional 71,440 shares of the Company's common stock.

         The Company issued 16,000 shares of common stock to non-employees for past services rendered; 55,000 shares for services in connection with a private placement and 2,500 shares to a Director of the Company. Pursuant to the application of SFAS No. 123 in accounting for the issuance of stock to employee and non-employee consultants, the Company recorded expense based on the fair market value of the shares issued since the fair value of the shares is more reliably measurable. The restricted common stock cannot be sold for a 12-month period from the date of issuance and after that can only be sold in accordance with Rule 144 or other applicable exemption. Due to these restrictions, the Company discounted the fair value of the Company's common stock at the date of issuance by 25%. Due to the issuance of the shares, the Company recorded $62,740 in selling, general and administrative expenses in the statement of operations for the year ended March 31, 2001.

         The Company issued 10,000 shares of common stock to an employee for past services rendered. Pursuant to the application of SFAS No. 123 in accounting for the issuance of stock to employee and non-employee consultants, the Company recorded expense based on the fair market value of the shares issued since the fair value of the shares is more reliably measurable. The restricted common stock cannot be sold for a 12-month period from the date of issuance and after that can only be sold in accordance with Rule 144 or other applicable exemption. Due to these restrictions, the Company discounted the fair value of the Company's common stock at the date of issuance by 25%. Due to the issuance of the shares, the Company recorded $13,100 in selling, general and administrative expenses in the statement of operations for the year ended March 31, 2001.

         In June 2000, the Company issued 182,799 shares of common stock to convert $285,000 of 6% unsecured notes payable and 8,199 shares of common stock originally authorized for issuance in March 2000 to extend the due date of the

World Diagnostics Inc. and Subsidiary
Notes to Consolidated Financial Statements

         (Information as of June 30, 2001 and for the three months ended June 30, 2001 and 2000 is unaudited)


5.       COMMON STOCK (CONT'D)

         $410,000 note to May 31, 2000. In exchange for the shares, the note holders waived all accrued interest and exchanged all outstanding common stock purchase warrants issued in conjunction with the debt. The Company recognized an extraordinary loss of $89,415 from the conversion. The remaining balance of $125,000 of the 6% unsecured notes payable was repaid in June 2000, of which $25,000 was to a party related to a member of the Board of Directors.

         In December 2000, the Company issued 205,915 shares of common stock to convert $190,000 of 10% promissory notes payable. In exchange for the shares, the note holders waived all accrued interest. The Company recognized an extraordinary gain of $35,564 from the conversion. Options to acquire 21,000 shares of common stock were issued as part of the conversion of the $190,000 promissory note. These options are exercisable at $1 per share and expire on September 30, 2003.The fair value of the options on the grant date was $25,673 calculated using the Black-Scholes Option Pricing Model.

         In August 2000, the Company received $100,000 through an exchange agreement with each participant in the private placement, with early exchange of the 71,440 warrants for 71,440 shares of the Company's common stock and the issuance of 100,000 shares of the Company's common stock priced at $1 per share.

         In November and December 2000 the Company closed upon a private placement of $2,250,000, consisting of 45 Units priced at $50,000 per Units, each consisting of (i) 50,000 shares of the Company's Common Stock, par value $.001 per share (ii) 50,000 "A" Warrants to Purchase Common Stock at $1.375 per shares, and (iii) 50,000 "B" Warrants to Purchase Common Stock at $1.625 per share. The $2,250,000 private placement was completed by December 31, 2000. Under the subscription documents, the Company was required to register the Common Stock, the A Warrants, the B Warrants and the Common Stock for which the warrants may be exercised. The A Warrants and the B Warrants are generally exercisable for a period of five (5) years. However, the A Warrants are redeemable by the Company, at $.10 per Warrant, if not otherwise exercised by the warrant holder.

         Options to acquire 22,500 shares at $1 per share were issued for services in connection with the private placement expiring on November 2, 2003. The fair value of the options on the grant date was $17,430 calculated using the Black-Scholes Option Pricing Model.

         In November 2000, the Company issued warrants to acquire 4,000 shares of common stock at $3.50 per share expiring on November 1, 2003. The fair value of

World Diagnostics Inc. and Subsidiary
Notes to Consolidated Financial Statements

         (Information as of June 30, 2001 and for the three months ended June 30, 2001 and 2000 is unaudited)


5.       COMMON STOCK (CONT'D)

         the warrants on the grant date was $1,816 calculated using the Black-Scholes Option Pricing Model.

         In December 2000, as an inducement to join our Board of Directors, the Company granted a director at a cost of $500 the right to purchase warrants to purchase 10,000 shares of common stock at an exercise price of $1 per share expiring on December 31, 2003. The fair value of the warrants on the grant date was $8,231 calculated using the Black-Scholes Option Pricing Model.

         In December 2000, the Company issued options to acquire 15,000 shares at $1 per share expiring on December 31, 2003. The fair value of the options on the grant date was $7,103 calculated using the Black-Scholes Option Pricing Model.

         In December 2000, the Company issued warrants to acquire 10,784 shares of common stock at $1 per share expiring on December 1, 2003. The fair value of the warrants on the grant date was $8,877 calculated using the Black-Scholes Option Pricing Model.

         In December 2000, the Company issued warrants to acquire 4,000 shares of common stock at $3.50 per share expiring on December 1, 2003. The fair value of the warrants on the grant date was $1,619 calculated using the Black-Scholes Option Pricing Model.

         In December 2000, the Company issued warrants to acquire 1,000 shares of common stock at $2 per share expiring on October 3, 2003. The fair value of the warrants on the grant date was $667 calculated using the Black-Scholes Option Pricing Model.

         In December 2000, the Company issued warrants to acquire 12,000 shares of common stock at $3.50 per share expiring on December 1, 2003. The fair value of the options on the grant date was $6,528 calculated using the Black-Scholes Option Pricing Model.

         In December 2000, the Company issued options to acquire 15,000 shares of common stock at $1 per share expiring on July 31, 2001. The fair value of the options on the grant date was $18,560 calculated using the Black-Scholes Option Pricing Model.

         In January 2001, the Company issued warrants to acquire 4,000 shares of common stock at $3.50 per share expiring on January 1, 2004. The fair value of the warrants on the grant date was $967 calculated using the Black-Scholes Option Pricing Model.

World Diagnostics Inc. and Subsidiary
Notes to Consolidated Financial Statements

         (Information as of June 30, 2001 and for the three months ended June 30, 2001 and 2000 is unaudited)


5.       COMMON STOCK (CONT'D)

         In January 2001, the Company filed a registration statement with the Securities and Exchange Commission to register:

           o  3,206,760 shares of common stock,
           o 2,250,000 Class A Warrants, at an exercise price of $1.375 per share,
           o 2,250,000 Class B Warrants, at an exercise price of $1.625 per share, and
           o 4,500,000 shares issuable upon the exercise of all 4,500,000 Class A and Class B Warrants

         THREE MONTHS ENDED JUNE 30, 2001

         In June 2001, options to acquire 155,000 shares at $0.25 per share were issued to directors for services. The options expire on June 30, 2006. The fair value of the options on the grant date was $25,458 calculated using the Black-Scholes Option Pricing Model.

         In June 2001, options to acquire 260,000 shares at $0.25 per share were issued to outside consultants of the Company for services. The options expire on June 30, 2006. The fair value of the options on the grant date was $42,709 calculated using the Black-Scholes Option Pricing Model.

         In June 2001, the Company issued 50,000 shares of common stock to directors for services rendered. Pursuant to the application of SFAS No. 123 in accounting for the issuance of stock to employee and non-employee consultants, the Company recorded expense based on the fair market value of the shares issued since the fair value of the shares is more reliably measurable. The restricted common stock cannot be sold for a 12-month period from the date of issuance and after that can only be sold in accordance with Rule 144 or other applicable exemption. Due to these restrictions, the Company discounted the fair value of the Company's

World Diagnostics Inc. and Subsidiary
Notes to Consolidated Financial Statements

         (Information as of June 30, 2001 and for the three months ended June 30, 2001 and 2000 is unaudited)


5.       COMMON STOCK (CONT'D)

         common stock at the date of issuance by 25%. Due to the issuance of the shares, the Company recorded $9,375 in selling, general and administrative expenses in the statement of operations.

         In June 2001, the Company issued 1,239,856 shares of common stock to outside consultants for services rendered. Pursuant to the application of SFAS No. 123 in accounting for the issuance of stock to employee and non-employee consultants, the Company recorded expense based on the fair market value of the shares issued since the fair value of the shares is more reliably measurable. The restricted common stock cannot be sold for a 12-month period from the date of issuance and after that can only be sold in accordance with Rule 144 or other applicable exemption. Due to these restrictions, the Company discounted the fair value of the Company's common stock at the date of issuance by 25%. Due to the issuance of the shares, the Company recorded $232,473 in selling, general and administrative expenses in the statement of operations.

         In June 2001, the Company issued 3,500 shares of common stock to outside consultants for services rendered. Pursuant to the application of SFAS No. 123 in accounting for the issuance of stock to employee and non-employee consultants, the Company recorded expense based on the fair market value of the shares issued since the fair value of the shares is more reliably measurable. The restricted common stock cannot be sold for a 12-month period from the date of issuance and after that can only be sold in accordance with Rule 144 or other applicable exemption. Due to these restrictions, the Company discounted the fair value of the Company's common stock at the date of issuance by 25%. Due to the issuance of the shares, the Company recorded $656 in selling, general and administrative expenses in the statement of operations.

         The Company has offered the right to purchase warrants to acquire 98,500 shares of common stock. As of June 30, 2001, no rights to purchase warrants have been exercised.

6.       STOCK BASED COMPENSATION

         In October 2000, the Company issued options to acquire 296,000 shares of common stock to employees of the Company. These options are exercisable at $1.22 per share, the market price on the date of grant and vest over a three-year period commencing October 2001. The options expire in October 2005. The fair value of the options on the grant date was $255,554 calculated using the Black-Scholes Option Pricing Model.

World Diagnostics Inc. and Subsidiary
Notes to Consolidated Financial Statements

         (Information as of June 30, 2001 and for the three months ended June 30, 2001 and 2000 is unaudited)


6.       STOCK BASED COMPENSATION (CONT'D)

         In June 2001, the Company issued options to acquire 198,500 shares of common stock to employees of the Company. These options are exercisable at $0.25 per share, the market price on the date of grant and vest 50% upon grant and 50% on December 31, 2001. The options expire in June 2006. The fair value of the options on the grant date was $43,279 calculated using the Black-Scholes Option Pricing Model.

         The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," in accounting for stock-based employee compensation arrangements whereby no compensation cost related to stock options is deducted in determining net loss. Had compensation cost for stock option grants to the Company's employees been determined pursuant to SFAS No. 123, "Accounting for Stock-Based Compensation," the Company's net loss would have increased for the year ended March 31, 2001 and for the three months ended June 30, 2001 as presented in the table below. Using the Black-Scholes option pricing model, the Company's pro forma net loss and pro forma net loss per share, with related assumptions, are as follows:

                               For the Year Ended March 31,       For the Three Months Ended June 30,
                                   2001            2000                  2001              2000
                                        (audited)                             (unaudited)
                               ----------------------------       -----------------------------------
Proforma Net Loss                 ($2,005,653)      -                      ($624,706)        -
Proforma Loss Per Share                ($0.36)      -                         ($0.09)        -
Risk Free interest rate                  5.81%      -                     5.37%-5.81%        -
Expected lives                        5 years       -                        5 years         -
Expected volatility                     85.47%      -                  85.47%-131.34%        -


         For purposes of these proforma disclosures, the estimated fair value of the options granted is amortized to expense over the options' vesting period.

7.       LEASES

         The Company leases office facilities under an operating lease and equipment under long-term capital leases. At March 31, 2001 and June 30, 2001, future minimum lease payments under capital and operating leases are as follows:

World Diagnostics Inc. and Subsidiary
Notes to Consolidated Financial Statements

         (Information as of June 30, 2001 and for the three months ended June 30, 2001 and 2000 is unaudited)


7.       LEASES  (CONT'D)

                                                  March 31, 2001                June 30, 2001
                                                    (audited)                    (unaudited)
                                             Capital      Operating         Capital     Operating
                                              Leases        Leases          Leases        Leases
                                           ----------------------------   --------------------------
                   2002                     $ 26,051    $    101,784       $ 24,309    $   102,452
                   2003                       15,757         104,458         22,211        105,357
                   2004                        5,817         108,042         12,272        108,969
                   2005                        1,947         111,733          9,049        112,683
                   2006                          -           115,535          3,771        115,536
                Thereafter                       -           638,818            -          609,927
                                           ---------     -----------       --------    -----------
Total minimum lease payments                  49,572     $ 1,180,370         71,612    $ 1,154,924
                                                         ===========                   ===========

Less amount representing interest ranging
from 7% to 18%                                (5,574)                        (4,575)
                                           ---------                       --------
Present value of net minimum lease payments   43,998                         67,037
Less current portion                         (22,152)                       (27,477)
                                           ---------                       --------
Long-term obligations                       $ 21,846                       $ 39,560
                                           =========                       ========

         Rent expense was approximately $75,000 and $57,000for the year ended March 31, 2001 and 2000 and $28,000 and $22,000 the three months ended June 30, 2001 and 2000, respectively.

         The Company was given a tenant improvement allowance of $150,000 which was accounted for as deferred rent and is being amortized straight line over the term of the lease of 10 years.

World Diagnostics Inc. and Subsidiary
Notes to Consolidated Financial Statements

         (Information as of June 30, 2001 and for the three months ended June 30, 2001 and 2000 is unaudited)


8.       DEFERRED INCOME TAXES

         At June 30, 2001, the Company has available net operating loss carryforwards of $4,565,000 that will expire through 2018.

         After consideration of all the evidence, both positive and negative, management has determined that a valuation allowance is necessary to reduce the deferred tax assets to the amount that will more likely than not be realized due to substantial uncertainty.

         Accordingly, components of the Company's net deferred income taxes at March 31, 2001 and June 30, 2001 are as follows:

                                                   March 31,        June 30,
                                                     2001             2001
                                                 -----------     -----------
         Deferred tax assets:
          Net operating loss carryforwards       $ 1,354,000     $ 1,552,000
          Valuation allowance                     (1,354,000)     (1,552,000)
                                                 -----------     -----------
            Total                                $     -         $     -
                                                 ===========     ===========

         The benefit for income taxes differs from the amount computed by applying the statutory federal income tax rate to net loss due to the following:

                                                       2001            2000
                                                    ----------      ----------
         Income tax provision statutory rate        $ (668,647)     $ (578,619)
         State income tax, net of Federal benefit     (108,164)        (93,600)
         Change in valuation allowance                 650,000         435,091
         Debt extinguishment expense                    21,271         195,106
         Other                                         105,540          42,022
                                                    ----------      ----------
                                                    $     -         $     -
                                                    ==========      ==========

World Diagnostics Inc. and Subsidiary
Notes to Consolidated Financial Statements

         (Information as of June 30, 2001 and for the three months ended June 30, 2001 and 2000 is unaudited)


9.       CONCENTRATION OF CREDIT RISK

         Financial instruments, which potentially subject the Company to significant concentrations of credit risk, consist principally of cash and trade accounts receivable.

         The Company places its cash with high quality financial institutions and believes that the risk of loss is remote.

         The Company extends credit to its customers based upon an evaluation of the customer's financial condition and credit history and generally does not require collateral. Historically, actual losses have been within management's estimates.

         One customer accounted for 12%, 14% and 13% of sales for the periods ended March 31, 2001 and March 31, 2000 and June 30, 2001, respectively. This same customer had an accounts receivable balance of $75,466 at March 31, 2001 and $72,627 at June 30, 2001.

         Another customer, controlled by a director and shareholder of the Company, accounted for approximately 7%, 8% and 14% of sales for the periods ended March 31, 2001 and 2000 and June 30, 2001, respectively. The accounts receivable from this customer was $18,497 at March 31, 2001 and $8,231 at June 30, 2001.

         Purchases from one supplier represented 15%, 7% and 8% of purchases for the periods ended March 31, 2001 and March 31, 2000 and June 30, 2001, respectively. This same supplier was owed $71,389 at March 31, 2001 and $41,699 at June 30, 2001.

World Diagnostics Inc. and Subsidiary
Notes to Consolidated Financial Statements

         (Information as of June 30, 2001 and for the three months ended June 30, 2001 and 2000 is unaudited)


10.      GEOGRAPHIC AND PRODUCT GROUP INFORMATION

         The following table details revenue breakdown by geographic region (in 000's) for the year ended March 31, 2001 and 2000 and for the three months ended June 30, 2001 and 2000:

                                   for the year ended                    for the three months ended
(000's)                    March 31, 2001     March 31, 2000          June 30, 2001     June 30, 2000
                         -----------------  --------------------     ---------------  ------------------

South America                   841               526                       413               266

Caribbean                       517               433                       128               138

Middle East and Africa          321                43                        49                48

Eastern Europe                  247               135                        71                65

Domestic                         92               114                        22                19

Pacific Rim                      87                92                        27                29

Western Europe                   52                79                        20                 7

Central America                  47                41                        15                31
                            -------           -------                    ------            ------
      Total Revenue         $ 2,204           $ 1,463                    $  745            $  603
                            =======           =======                    ======            ======

         As of March 31, 2001 and 2000 and June 30, 2001 and 2000, the Company has one reportable segment. The Chief Operating Decision Maker examines all financial information on a combined basis.

World Diagnostics Inc. and Subsidiary
Notes to Consolidated Financial Statements

         (Information as of June 30, 2001 and for the three months ended June 30, 2001 and 2000 is unaudited)



10.      GEOGRAPHIC AND PRODUCT GROUP INFORMATION  (CONT'D)

         The following table details revenue breakdown by product group (in 000's) for the year ended March 31, 2001 and 2000 and for the three months ended June 30, 2001 and 2000:

                                                for the year ended         for the three months ended
                                                     March 31,                      June 30,
(000's)                                        2001              2000          2001            2000
                                            ---------------------------    --------------------------
         Qualitative Rapid Point
         of care Diagnostic Tests            $  779            $  439         $ 263           $ 181

         Clinical Chemistry Reagents            363               274           123             113

         Quantitative Laboratory Tests          332               287           112             118

         Urine & Latex Agglutination Tests      308               185           104              76

         Laboratory Equipment                   289               169            98              70

         Miscellaneous Laboratory Supplies      133               109            45              45
                                            --------         ----------     ---------       ---------
                    Total Revenue            $2,204            $1,463         $ 745           $ 603
                                            ========         ==========     =========       =========

11.      SUBSEQUENT EVENTS

         On July 2, 2001, the Company closed on a non-interest bearing, unsecured 30-day demand loan for $200,000. The terms provide for the issuance of 200,000 shares of common stock and 400,000 3-year options exercisable at $0.25 to participants in the loan. $150,000 of the loan was repaid on July 31, 2001.

         The remaining $50,000 was rolled over as part of a $500,000 loan that the Company closed on July 26, 2001. This loan is secured by the assets of the Company, bears interest at 10% and is due on December 31, 2001. The terms of the loan provide for 500,000 shares of common stock, 500,000 callable warrants and 500,000 non-callable warrants to be issued in conjunction with the loan. In August 2001 the Company registered the common stock and the common stock underlying the warrants for this loan.

World Diagnostics Inc. and Subsidiary
Notes to Consolidated Financial Statements

         (Information as of June 30, 2001 and for the three months ended June 30, 2001 and 2000 is unaudited)


11.      SUBSEQUENT EVENTS  (CONT'D)


         In August 2001, the Company granted options to acquire 110,000 shares of common stock to employees of the Company. These options are exercisable at $0.25 per share, the market price on the date of grant and vest immediately. The options expire in August 2004.

         In October 2001, the Company issued 25,000 shares to an employee of the Company and granted 270,000 options to employees of the Company at a grant price $0.25 which will expire in October 2004. These options vest at various dates over a one year period ending October 2002.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

            The Delaware General Corporation Law and our Certificate of Incorporation and Bylaws provide that we may indemnify any and all of our officers, directors, employees or agents or former officers, directors, employees or agents, against expenses actually and necessarily incurred by them, in connection with the defense of any legal proceeding or threatened legal proceeding, except as to matters in which such persons shall be determined to not have acted in good faith and in our best interest.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, that type of indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 25. Other Expenses of Issuance and Distribution

         The expenses to be paid by the Registrant in connection with the issuance and distribution of the securities being registered are estimated to be as follows:


         SEC Registration Fee                                          $     0
         Printing and Engraving Expenses                               $ 5,000
         Accounting Fees and Expenses                                  $ 2,500
         Legal Fees and Expenses                                       $ 7,500
         Blue Sky Expenses, and other Fees                             $ 3,000
         Transfer Agent Fees                                           $ 1,000
         Miscellaneous                                                 $ 2,000
                                                                       -------
         Total                                                         $21,000
                                                                       =======



Item 26. Recent Sales of Unregistered Securities

         During the past three years, the Registrant sold the following securities that were not registered under the Securities Act:

         On March 12, 1998, we issued 2,580,000 shares of our common stock to six directors and officers, for which we received $2,580. The issuance was made pursuant to an exemption under Section 4(2) of the Securities Act of 1933.

         In June 1998, we completed a private placement in which we issued 400,000 shares of common stock at $0.125 per share. The issuance was made pursuant to an exemption under Rule 504 of Regulation D of the Securities Act.

         On August 24, 1998, we issued 200,000 shares of common stock to MediaVest in consideration for an extension of and the forebearance of interest on a promissory note. The issuance was made pursuant to an exemption under
Section 4(2) of the Securities Act.

         In November 1998, we granted options to purchase 12,000 shares of common stock, at an exercise price of $1.50 per share, to a consultant in consideration for financial service rendered. The grant was made pursuant to Rule 701 promulgated under the Securities Act.

         On December 22, 1998, we issued 29,237 shares of common stock to an investor in consideration for the extinguishment of a note payable in the amount of $17,500. The issuance was made pursuant to an exemption under Section 4(2) of the Securities Act.

         During the year ended March 31,1999, we issued 201,500 shares of common stock in connection with the exercise of warrants at the price of $1.00 per share. The issuance was made pursuant to an exemption under Rule 701 promulgated under the Securities Act.

         In April 1999, we issued 748,500 shares of common stock for $.50 per share in connection with the exercise of warrants issued to certain of our founders. The issuance was made pursuant to an exemption under Section 4(2) of the Securities Act.

         In April 1999, we issued 101,090 shares of common stock in consideration for the extinguishment of notes payable in the amount of $62,400. The issuance was made pursuant to an exemption under Section 4(2) of the Securities Act.

         In May 1999, we issued 6,000 shares of common stock to two individuals in consideration for information technology services rendered in connection with our infrastructure prior to our hiring a director of information technology. The issuance was made pursuant to an exemption under Section 4(2) of the Securities Act.

         In November 1999, we issued warrants to purchase 205,000 shares of common stock, at an exercise price of $2.50 per share, to fifteen individuals in connection with the issuance of promissory notes to such individuals in the amount of $410,000. The issuance was made pursuant to an exemption under Section 4(2) of the Securities Act.

         During the year ended March 31, 2000, we issued 15,500 shares of common stock to various consultants in consideration for website development services rendered to us. The issuance was made pursuant to an exemption under Section 4(2) of the Securities Act.

         In April 2000, we issued 10,000 shares of common stock to an employee in consideration for information technology services rendered to us. The issuance was made pursuant to an exemption under Section 4(2) of the Securities Act.

         On June 1, 2000, we issued 8,199 shares of common stock to the fifteen individuals in consideration for an extension of and the forebearance of interest on promissory notes in the amount of $410,000. The issuance was made pursuant to an exemption under Section 4(2) of the Securities Act.

         On June 1, 2000, we issued 182,799 shares of common stock to fifteen individuals upon the conversion into common stock of an aggregate of $285,000 of the principal of the $410,000 promissory notes. The common stock was issued pursuant to an exemption under Section 3(a)(9) of the Securities Act.

         On June 19, 2000, we issued 71,440 shares of common stock at $7.00 per share, and 71,440 warrants exercisable at $7.00 per share to purchase 71,440 shares of common stock. In July 2000, we issued 100,000 shares of common stock at $1.00 per share as an inducement for the above warrant holders to exercise an early exchange of their warrants for common stock. In connection with such exchange, we issued an additional 71,440 shares of common stock. The issuance was made pursuant to an exemption under Rule 506 of Regulation D of the Securities Act.

         On June 21, 2000, we issued an aggregate of 16,000 shares of common stock to two individual consultants in consideration for financial services rendered prior to our hiring a chief financial officer. The common stock was issued pursuant to an exemption under Section 4(2) of the Securities Act.

         In October 2000, we granted options to purchase 296,000 shares of common stock, at an exercise price of $1.22 per share, to several of our employees in consideration for services rendered and to be rendered in their various job capacities. The issuance was made pursuant to an exemption under
Section 4(2) of the Securities Act.

         In October through December 2000, pursuant to a private placement, we issued 2,250,000 shares of common stock at $1.00 per share, together with 2,250,000 Class A Warrants to purchase a like number of shares of common stock at an exercise price of $1.375 per share, and 2,250,000 Class B Warrants to purchase a like number of shares of common stock at an exercise price of $1.625 per share. The issuance was made pursuant to an exemption under Section 4(2) of the Securities Act.

         In October 2000, we granted options to purchase 22,500 shares of common stock, at an exercise price of $1.00 per share, in consideration for financial services rendered in connection with a private placement. The grant was made pursuant to an exemption under Section 4(2) of the Securities Act.

         In November 2000, we issued warrants to purchase 4,000 shares of common stock, at an exercise price of $3.50 per share, to a consultant in consideration for public relations services rendered to us. The issuance was made pursuant to an exemption under Section 4(2) of the Securities Act.

         In December 2000, we issued 55,000 shares of common stock in consideration for financial services rendered in connection with a private placement. The issuance was made pursuant to an exemption under Section 4(2) of the Securities Act.

         In December 2000, as an inducement to join our Board of Directors, we granted a director, at a cost of $500, the right to purchase warrants to purchase10,000 shares of common stock at an exercise price of $1.00 per share. The issuance was made pursuant to an exemption under Section 4(2) of the Securities Act.

         In December 2000, we issued 2,500 shares of common stock and options to purchase 15,000 shares of common stock at an exercise price of $1.00 per share to one of our directors. The issuance was made pursuant to an exemption under
Section 4(2) of the Securities Act.

         In December 2000, we issued warrants to purchase 10,784 shares of common stock at an exercise price of $1.00 per share, to consultants in consideration for financial consulting services rendered to us in connection with certain of our private placements. The issuance was made pursuant to an exemption under Section 4(2) of the Securities Act.

         In December 2000, we issued warrants to purchase an aggregate of 16,000 shares of common stock at an exercise price $3.50 per share, to two consultants in consideration for public relations services rendered to us. The issuance was made pursuant to an exemption under Section 4(2) of the Securities Act.

         In December 2000, we issued warrants to purchase 1,000 shares of common stock at an exercise price of $2.00 per share, to a consultant in consideration for financial consulting services rendered to us. The issuance was made pursuant to an exemption under Section 4(2) of the Securities Act.

         In December 2000, we granted warrants to purchase an aggregate of 15,000 shares of common stock, at an exercise price of $1.00 per share, to two individuals in consideration for their services rendered to us as finders in connection with one of our private placements. The issuance was made in pursuant to an exemption under Section 4(2) of the Securities Act.

         In December 2000, we issued 205,915 shares of common stock and granted options to purchase 21,000 shares of common stock, at an exercise price of $1.00 per share, to three individuals in exchange for the conversion of $190,000 of 10% promissory notes payable and all accrued interest on the notes. The issuance was made pursuant to an exemption under Section 3(a)(9) of the Securities Act.

         On January 15, 2001, we issued warrants to purchase 4,000 shares of common stock, at an exercise price of $3.50 per share, to a consultant in consideration for public relations services rendered to us. The issuance was made pursuant to an exemption under Section 4(2) of the Securities Act.

         In June 2001, we issued 50,000 shares of common stock and options to acquire 155,000 shares at $0.25 per share to our directors. The issuances were made pursuant to an exemption under Section 4(2) of the Securities Act.

         In June 2001, we issued 1,239,856 shares of common stock and options to acquire 260,000 shares at $0.25 per share to outside consultants for services rendered. The issuances were made pursuant to an exemption under Section 4(2) of the Securities Act.

         In June 2001, the Company issued 3,500 shares of common stock and options to acquire 3,500 shares at $0.25 per share to an employee for services rendered. The issuance was made pursuant to an exemption under Section 4(2) of the Securities Act.

         In July 2001, we issued 200,000 shares of common stock and granted options to purchase 400,000 shares of common stock, at an exercise price of $0.25 per share, to eight persons in connection with such persons lending us an aggregate of $200,000. We repaid all such loans in July 2001. The issuance was made pursuant to an exemption under Section 4(2) of the Securities Act.

          In July 2001, we issued 500,000 shares of Common Stock, 500,000 callable warrants to purchase 500,000 shares of Common Stock at $1.375 and 500,000 non-callable warrants to purchase 500,000 shares of Common Stock to investors. The issuances were made pursuant to an exemption under Section 4(2) of the Securties Act.


         In August 2001, the Company granted options to acquire 110,000 shares of common stock to employees of the Company. These options are exercisable at $0.25 per share, the market price on the date of grant and vest immediately. The options expire in August 2004. The issuances were made pursuant to an exemption under Section 4(2) of the Securities Act.

         In October 2001, the Company issued 25,000 shares to an officer of the Company and granted 270,000 options to officers of the Company at a grant price $0.25 which will expire in October 2004. These options vest at various dates over a one year period ending October 2002. The issuances were made pursuant to an exemption under Section 4(2) of the Securities Act.



Item 27. Exhibits

         Exhibit  Description
         No.

         3.1 Amended and Restated Certificate of Incorporation of World Diagnostics Inc, incorporated by reference from Annex I to Definitive Information Statement filed on August 7, 2000 (file no. 000-27627).

         3.2 Amended and Restated Certificate of Incorporation of World Diagnostics, Inc., incorporated by reference from Annex I to the Definitive Information Statement filed on February 22, 2001 (file no. 000-27627).

         3.3 Amended and Restated By-Laws of World Diagnostics Inc., incorporated by reference from Annex II to Definitive Information Statement filed on August 7, 2000 (file no. 000-27627).

         4.0 Form of Common Stock Certificate, incorporated by reference from Exhibit 3.0 to Form 10SB12G filed on October 13, 1999 (file no. 000-27627).

         4.1 Promissory Note, incorporated by reference from Exhibit 4.1 to Form 10-QSB for the period ended September 30, 1999 (file no. 000-27627).

         4.2      Warrant Certificate, incorporated by reference from Exhibit
                  4.2 to Form 10-QSB for the period ended September 30, 1999 (file no. 000-27627).

         4.3. Form of Class A Warrant Certificate, incorporated by reference from and included in Exhibit 4 to Form 8-K filed on December 19, 2000 (file no. 000-27627).

         4.4. Form of Class B Warrant Certificate, incorporated by reference from and included in Exhibit 4 to Form 8-K filed on December 19, 2000 (file no. 000-27627).

         4.5 Subscription Agreement for Units consisting of 10% Secured Notes, Class C Redeemable Warrants and Class D Warrants, incorporated by reference from Form 10-QSB for the period ended June 30, 2001.

         4.6 Form of Note Secured by Security Agreement, incorporated by reference from Form 10-QSB for the period ended June 30, 2001.

         4.7 Form of Security Agreement, incorporated by reference from Form 10-QSB for the period ended June 30, 2001.

         4.8 Form of Class C Redeemable Warrant, incorporated by reference from Form 10-QSB for the period ended June 30, 2001

         4.9 Form of Class D Warrant, incorporated by reference from Form 10-QSB for the period ended June 30, 2001

         5.1 Opinion of Herrick Feinstein LLP re: legality, incorporated by reference from Form SB-2 filed on March 28, 2001.


         10.1 Acquisition of Health Tech International, Inc., incorporated by reference from Exhibit 6.1 to Form 10SB12G filed on October 13, 1999 (file no. 000-27627).


         10.2 Keyman Insurance For Chief Executive Officer, incorporated by reference from Exhibit 6.2 to Form 10SB12G filed on October 13, 1999 (file no. 000-27627).

         10.3 Independent Contractor Agreement With Immunodiagnostics, Inc., incorporated by reference from Exhibit 6.3 to Form 10SB12G filed on October 13, 1999 (file no. 000-27627).

         10.4 Form Confidentiality Agreement With Management, incorporated by reference from Exhibit 6.4 to Form 10SB12G filed on October 13, 1999 (file no. 000-27627).

         10.5 Form Letter Agreement Executed By Distributors, incorporated by reference from Exhibit 6.5 to Form 10SB12G filed on October 13, 1999 (file no. 000-27627).

         10.6 Office Lease, incorporated by reference from Exhibit 6.6 to Form 10SB12G filed on October 13, 1999 (file no. 000-27627).


         10.7 Office Lease, Dated August 15, 2000, incorporated by reference from Exhibit 10.7 to Form SB-2 filed on August 28, 2001.


         10.8 Form of Subscription Agreement for Units consisting of 50,000 shares of common stock, 50,000 Class A Warrants and 50,000 Class B Warrants, incorporated by reference from Exhibit 4 to Form 8-K filed on December 19, 2000 (file no. 000-27627).


         10.9 First Amendment of Office Lease, dated as of December 19, 2000, incorporated by reference from Exhibit 10.9 to Form SB-2 filed on August 28, 2001.


         11 Statement Re: Computation of Per Share Earnings, incorporated by reference from Exhibit 11 to Form 10-QSB12G filed on February 14, 2001 (file no. 000-27627).

         16 Letter On Change In Certifying Accountants, incorporated by reference from Exhibit 16 to our Form 8-K/A filed on January 26, 2001 (file no. 000-27627).


         23.1 Consent of Herrick Feinstein LLP (included in Exhibit 5.1), incorporated by reference from Form SB-2 filed on March 28, 2001.


         23.2     Consent of Gerson, Preston, Robinson & Company, P.A.

         24 Power of Attorney (filed as part of the signature page to this registration statement).


Item 28. Undertakings

         Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its Counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (a)  The undersigned Registrant hereby undertakes:

              (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration
                  Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table; and

                  (iii) To include additional or changed material information on the plan of distribution.

              (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at the time to be the initial bona fide offering thereof.

              (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         (b) Insofar as indemnification for liabilities arising under the Securities Act (the "Act") may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by one of our directors, officers or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Act, and we will be governed by the final adjudication of such issue.

                                   SIGNATURES


         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this post effective amendment No. 1 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami Lakes, Florida, on the 8th day of November, 2001.


                                        WORLD DIAGNOSTICS INC.


                                        By:      /s/ Ken Peters
                                            --------------------------------
                                            Name:    Ken Peters
                                            Title:   President and Director



                                POWER OF ATTORNEY

         We, the undersigned officers and directors of World Diagnostics Inc., hereby severally constitute and appoint Barry Peters, our true and lawful attorneys-in-fact and agents, with full power of substitution, for us and in our stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement and all documents in connection thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all the said attorneys-in-fact and agents, or any of them, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

         In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

                Signature                      Title                              Date
                ---------                      -----                              ----

/s/ Paul Kamps                       Vice President -
---------------------                Finance and Administration              November 8, 2001
Paul Kamps                           (principal financial officer and
                                     principal accounting officer)

/s/ Barry Peters                     Chairman & Director                     November 8, 2001
---------------------
Barry Peters


/s/ Ken Peters                       President (principal executive          November 8, 2001
---------------------                officer) & Director
Ken Peters


                Signature                      Title                              Date
                ---------                      -----                              ----

/s/ Richard P. Humbert               Director                                November 8, 2001
---------------------
Richard P. Humbert


/s/ Orna L. Shulman                  Director                                November 8, 2001
---------------------
Orna L. Shulman



/s/ Trevor Campbell                  Director                                November 8, 2001
---------------------
Trevor Campbell


/s/ Nava Swersky Sofer               Director                                November 8, 2001
-----------------------
Nava Swersky Sofer


/s/ Eliot R. J. Kalter               Director                                November 8, 2001
-----------------------
Eliot R. J. Kalter
